EXHIBIT 10.6
ASSET PURCHASE AGREEMENT
dated as of March 1, 2019
by and among
TCP Brands, LLC,
as Buyer,
and
GYMBOREE GROUP, INC.

and

ITS SUBSIDIARIES SIGNATORY HERETO,
as Sellers

43470.00001

Page

DEFINITIONS	1
1.1Defined Terms    1
1.2Interpretation    14

TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES	15
2.1Assets to be Acquired    15
2.2Excluded Assets    17
2.3Liabilities to be Assumed by Buyer    19
2.4Excluded Liabilities    19
2.5Reserved    20
2.6Non-Assignment of Assumed Contracts    20
2.7Assumption and Assignment of Executory Contracts    21

CLOSING; PURCHASE PRICE	21
3.1Closing; Transfer of Possession; Certain Deliveries    21
3.2Consideration    23
3.3Allocation of Purchase Price    23

REPRESENTATIONS AND WARRANTIES OF SELLERS	24
4.1Organization    24
4.2Due Authorization, Execution and Delivery; Enforceability    24
4.3Governmental Consents    24
4.4No Conflicts    24

- i -

(continued)
Page

4.5Title to Acquired Assets    25
4.6Litigation; Orders    25
4.7Reserved    25
4.8Reserved    25
4.9Taxes    25
4.10Compliance with Laws; Permits    25
4.11Contracts    26
4.12Insurance Claims    26
4.13Intellectual Property    26
4.14Anti-Corruption and Sanctions    27
4.15Data Privacy    27
4.16Gym-IPCO LLC    27
4.17Exclusive Representations and Warranties    28

REPRESENTATIONS AND WARRANTIES OF BUYER	28
5.1Organization    28
5.2Due Authorization, Execution and Delivery; Enforceability    28
5.3Governmental Approvals    29
5.4No Conflicts    29
5.5Availability of Funds and Financial Capability    29
5.6Adequate Assurances Regarding Executory Contracts    29

- ii -

(continued)
Page

5.7Condition and Location of Acquired Assets    29
5.8Exclusive Representations and Warranties    29
5.9No Other Representations or Warranties of Sellers; Disclaimers    30

COVENANTS OF THE PARTIES	31
6.1Conduct of Business Pending the Closing    31
6.2Back-Up Bidder    32
6.3Access    32
6.4Public Announcements    32
6.5Tax Matters    33
6.6Approvals; Reasonable Best Efforts; Notification; Consent    33
6.7Reserved    34
6.8Further Assurances    34
6.9Bankruptcy Court Filings    35
6.10Cure Costs    36
6.11Preservation of Books and Records    36
6.12Bulk Transfer Laws    36
6.13Transfer of Assets    36
6.14Payments from Third Parties After Closing    37
6.15Use of Names    37
6.16Notification of Certain Matters    38

- iii -

(continued)
Page

6.17Confidentiality    38
6.18Communication With Other Bidders    38
6.19Personally Identifiable Information    39
6.20Customer Data    39

CONDITIONS TO OBLIGATIONS OF THE PARTIES	39
7.1Conditions Precedent to Obligations of Buyer    39
7.2Conditions Precedent to the Obligations of Sellers    40
7.3Frustration of Conditions Precedent    41

TERMINATION	41
8.1Termination of Agreement    41
8.2Consequences of Termination    42

MISCELLANEOUS	43
9.1Expenses    43
9.2Assignment    43
9.3Parties in Interest    43
9.4Notices    43
9.5Choice of Law    44
9.6Entire Agreement; Amendments and Waivers    45
9.7Counterparts; Facsimile and Electronic Signatures    45
9.8Severability    45

- iv -

(continued)
Page

9.9Headings    45
9.10Exclusive Jurisdiction and Specific Performance    45
9.11WAIVER OF RIGHT TO TRIAL BY JURY    46
9.12Survival    46
9.13Computation of Time    46
9.14Time of Essence    46
9.15Non-Recourse    46
9.16Disclosure Schedules    47
9.17Sellers’ Representative; Dealings Among Sellers    47
9.18Mutual Drafting    47
9.19Fiduciary Obligations    47
9.20Releases    47

- v -

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT, dated as of March 1, 2019 (the “Agreement Date”), by and among Gymboree Group, Inc., a Delaware corporation (“Gemstone”), and each of Gemstone’s Subsidiaries listed on the signature page hereto (together with Gemstone, “Sellers” and each, a “Seller”), and TCP Brands, LLC, a Delaware limited liability company (“Buyer”). Each Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”.
WITNESSETH:
WHEREAS, Sellers are currently engaged in the Business;
WHEREAS, on January 17, 2019 (the “Petition Date”), each of Gymboree Group, Inc., Gymboree Intermediate Corporation, Gymboree Holding Corporation, Gymboree Wholesale, Inc., Gym-Mark, Inc., Gymboree Operations, Inc., Gymboree Distribution, Inc., Gymboree Manufacturing, Inc., Gymboree Retail Stores, LLC, Gym-Card, LLC, and Gymboree Island, LLC (each a “Debtor” and collectively, the “Debtors”) filed a voluntary petition and commenced a case (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court;
WHEREAS, on the terms and subject to the conditions set forth herein and subject to the approval of the Bankruptcy Court, (a) Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Acquired Assets as of the Closing, and (b) Buyer is willing to assume from Sellers the Assumed Liabilities as of the Closing; and
WHEREAS, prior to the execution and delivery of this Agreement, Buyer deposited into an account of Sellers an amount equal to $210,000 and, on or prior to March 4, 2019, Buyer shall deposit an incremental deposit amount so that the aggregate amount deposited is equal to $7,600,000 (the “Deposit”) in accordance with the Bidding Procedures.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:
Article 1
DEFINITIONS
1.1    Defined Terms. As used herein, the terms below shall have the following respective meanings:
“Acquired Assets” shall have the meaning specified in Section 2.1.
“Acquired Business Information” shall mean all books, financial information, records, files, ledgers, documentation, instruments, research, papers, data, marketing materials and information, sales or technical literature or similar information that, in each case, is in the possession or control of any Seller and, in each case, is primarily or exclusively related to the Acquired Assets, including, for the avoidance of doubt, files and assignment documentation pertaining to existence, availability, registrability or ownership of any of the Transferred Intellectual Property and documentation of the development, conception or reduction to practice thereof.
“Affiliate” shall, with respect to any Person, mean any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through ownership of voting securities or rights, by contract, as trustee, executor or otherwise.
“Agreement” shall mean this Asset Purchase Agreement, together with the exhibits and the Disclosure Schedules, in each case as amended, restated, supplemented or otherwise modified from time to time.
“Agreement Date” shall have the meaning specified in the preamble.
“Allocation” shall have the meaning specified in Section 3.3.
“Alternative Transaction” shall mean (i) any investment in, financing of, capital contribution or loan to, or restructuring or recapitalization of a Seller or any Affiliate of a Seller (including any exchange of all or a substantial portion of a Seller’s or its Affiliates’ outstanding debt obligations for equity securities of one or more Sellers or their respective Affiliates), (ii) any merger, consolidation, share exchange or other similar transaction to which a Seller or any of its Affiliates is a party that has the effect of transferring, directly or indirectly, all or a substantial portion of the assets of, or any issuance, sale or transfer of equity interests in, a Seller, the Acquired Assets or the Business, (iii) any direct or indirect sale of all or a substantial portion of the assets of, or any issuance, sale or transfer of equity interests in, a Seller, the Acquired Assets or the Business or (iv) any other transaction, including a plan of liquidation or reorganization (in any jurisdiction, whether domestic, foreign, international or otherwise), in each instance (A) that transfers or vests ownership of, economic rights to, or benefits in all or a substantial portion of the Acquired Assets or the Business to any party other than Buyer and (B) whether or not such transactions are entered into in connection with any bankruptcy, insolvency or similar Proceedings; provided, however, that notwithstanding the foregoing, any investment in, financing of, capital contribution or loan to, or any sale of assets of, a Seller or any Affiliate of a Seller that would not reasonably be expected to, individually or in the aggregate, interfere with or impede the Transactions, interfere with, limit or modify any of Buyer’s rights or privileges hereunder or result in the imposition of any liabilities or costs on Buyer or any of its Affiliates shall not be considered an “Alternative Transaction”.
“Anti-Corruption Laws” shall mean applicable laws enacted to prohibit bribery and corruption, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and applicable laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Anti-Corruption Prohibited Activity” shall mean (a) using funds in violation of Anti-Corruption Laws for unlawful contributions, gifts, or entertainment, or other unlawful expenses relating to political activity, or (b) making or taking an act in furtherance of an offer, promise, or authorization of any bribe, rebate, payoff, influence payment, kickback or other similar payment, whether directly or indirectly to any Governmental Entity or to any private commercial entity for the purpose of either gaining an improper business advantage or encouraging the recipient to violate the policies of his or her employer or to breach an obligation of good faith or loyalty in violation of Anti-Corruption Laws.
“Anti-Money Laundering Laws” shall mean applicable laws relating to money laundering and terrorism financing, including the USA PATRIOT Act of 2001, the U.S. Money Laundering Control Act of 1986, as amended; the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended; the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same; and other similar applicable laws and regulations.
“Approved Budget” shall have the meaning specified in the DIP Facility.
“Assignment and Assumption Agreement” shall mean one or more assignment and assumption agreements to be entered into by Sellers and Buyer concurrently with the Closing in a form mutually agreed to by the Parties.
“Assumed Contracts” shall have the meaning specified in Section 2.1(d).
“Assumed Liabilities” shall have the meaning specified in Section 2.3.
“Auction” shall have the meaning specified in the Bidding Procedures.
“Avoidance Actions” shall mean any and all claims for relief of any Seller under chapter 5 of the Bankruptcy Code.
“Back-Up Bidder” shall have the meaning specified in Section 6.2.
“Bankruptcy Code” shall have the meaning specified in the recitals.
“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Eastern District of Virginia (Richmond Division).
“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, and the general, local and chambers rules of the Bankruptcy Court.
“Base Purchase Price” shall have the meaning specified in Section 3.2(a).
“Benefit Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) or any deferred compensation, bonus, pension, retirement, profit sharing, savings, incentive compensation, stock purchase, stock option or other equity or equity-linked compensation, disability, death benefit, hospitalization, medical, dental, life, employment, retention, change in control, termination, severance, separation, vacation, sick leave, holiday pay, paid time off, leave of absence, fringe benefit, compensation, incentive, insurance, welfare or any similar plan, program, policy, practice, agreement or arrangement (including any funding mechanism therefor), written or oral, whether or not subject to ERISA, and whether funded or unfunded, in each case that is adopted, sponsored, maintained, entered into, contributed to, or required to be maintained or contributed to, by any Seller or any Subsidiary of any Seller for the benefit of any Employee, or pursuant to or in connection with which any Seller or any Subsidiary of any Seller could have any Liabilities in respect of any Employee or beneficiary of any Employee.
“Bidding Procedures” shall mean the bid procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order.
“Bidding Procedures Order” shall mean the Order of the Bankruptcy Court entered on January 17, 2019 [Docket 76] approving procedures for submitting bids and conducting an auction for the sale of the Acquired Assets (among other things).
“Business” shall mean (i) the Coral E-Commerce Business, (ii) the Gemstone E-Commerce Business and the (iii) Gemstone and Coral Brick and Mortar Business; provided that, in each case, if the context expressly refers to the conduct of the Business following the Closing, then the “Business” shall refer to any such business as conducted by Buyer and its Affiliates following the Closing.
“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.
“Buyer” shall have the meaning specified in the preamble.
“Buyer Material Adverse Effect” shall mean a material adverse effect on the ability of Buyer to consummate the Transactions.
“Buyer Released Parties” shall have the meaning specified in Section 9.20.
“Chapter 11 Cases” shall have the meaning specified in the recitals.
“Claim” shall mean all actions, claims, counterclaims, suits, proceedings, rights of action, causes of action, Liabilities, losses, damages, remedies, penalties, judgments, settlements, costs, expenses, fines, disbursements, demands, reasonable costs, fees and expenses of counsel, including in respect of investigation, interest, demands and actions of any nature or any kind whatsoever, known or unknown, disclosed or undisclosed, accrued or unaccrued, matured or unmatured, choate or inchoate, legal or equitable, and arising in tort, contract or otherwise, including any “claim” as defined in the Bankruptcy Code.
“Closing” shall have the meaning specified in Section 3.1(a).
“Closing Date” shall have the meaning specified in Section 3.1(a).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Contract” shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, purchase order, mortgage, license, franchise, insurance policy, letter of credit, commitment or other binding arrangement or commitment, whether or not in written form, that is binding upon a Person or any of its property.
“Coral Acquired Assets” shall mean the Acquired Assets that were used primarily in connection with the portion(s) of the Business that is (are) associated with the “Crazy 8®” brand name.
“Coral E-Commerce Business” shall mean Sellers’ business of (i) owning, exploiting, and licensing the brand name “Crazy 8®” (and certain other Trademarks that are not included in the Transferred Intellectual Property) and (ii) distributing and selling children’s clothing and apparel under the brand name “Crazy 8®” through a series of software and hardware applications including computer hardware and cloud servers, that are integrated into, and through which Sellers sell inventory to consumers who place orders for such inventory through, the www.Crazy8.com (and similar permutations thereof) website but excluding the Contracts pursuant to which such software and hardware applications are owned or licensed by Sellers.
“Credit Agreement” shall mean that certain Credit Agreement, dated as of September 29, 2017, by and among Gemstone, as lead borrower, Gymboree Intermediate Corporation, as a guarantor, Goldman Sachs Specialty Lending Group, Inc., in its capacity as Administrative Agent, and the lenders and other parties party thereto.
“Cure Costs” shall mean all cure costs that must be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assumed Contracts as finally determined by the Bankruptcy Court.
“Customer Data” shall have the meaning specified in Section 2.1(f).
“Debtors” shall have the meaning specified in the recitals.
“Deposit” shall have the meaning specified in the recitals.
“Designated Purchaser” shall have the meaning specified in Section 2.1.
“DIP Facility” shall mean that certain Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of January 18, 2019, by and among Gemstone, the other Borrowers (as defined therein) party thereto from time to time, Gymboree Intermediate Corporation, a Delaware corporation, the other Guarantors (as defined therein) party thereto from time to time, each a debtor and debtor-in-possession in cases pending under chapter 11 of the Bankruptcy Code, the Lenders (as defined therein) and Special Situations Investing Group, Inc., a Delaware corporation, as Administrative Agent and Collateral Agent.
“Disclosure Schedules” shall mean the disclosure schedules, delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement, as amended from time to time in accordance with and subject to the terms hereof.
“Domain License Expiration Date” shall have the meaning specified in Section 6.20(a).
“Domain Name Assignment Agreement” shall mean one or more domain name assignment agreements to be entered into by Sellers and Buyer concurrently with the Closing (or, solely with respect to the Specified Domain Names, the Subsequent Closing) in a form mutually agreed to by the Parties.
“E-Commerce Platform” shall mean the series of software and hardware applications including computer hardware and cloud servers, that are integrated into, and through which Sellers sell inventory to consumers who place orders for such inventory through, the www.Crazy8.com and www.Gymboree.com (and similar permutations thereof) websites, including the Contracts pursuant to which such software and hardware applications are owned or licensed by Sellers.
“Environmental Laws” shall mean all Laws relating to pollution, storage, transport, release of, contamination by, or exposure to Hazardous Materials, or protection of the environment, natural resources, human safety, or human health (to the extent related to exposure to Hazardous Materials).
“Equipment” shall have the meaning specified in Section 2.2(t).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Excluded Assets” shall have the meaning specified in Section 2.2.
“Excluded Contracts” shall mean all Contracts other than Assumed Contracts.
“Excluded Information” shall mean (i) any personnel records, books, files or other documentation relating to any employees; (ii) any Tax records, (iii) any books, records, files, ledgers, documentation or similar information that any Seller is required by Law (including Laws relating to privilege or privacy) or by any Contract to retain and/or not to disclose; provided that to the extent any such information described in this clause (iii) relates to the Acquired Assets, Sellers will disclose the existence of such confidential information and the applicable contract or agreement to which it relates and Sellers will use their respective commercially reasonable efforts to seek waivers from the relevant third party in order to provide Buyer such information and (iv) all records and reports prepared by or for any Seller or its Affiliates or Representatives in connection with the sale of Sellers, any of their Affiliates or any of their respective businesses or any portion thereof (including the Business), including all analyses relating thereto so prepared or received, all confidentiality agreements with prospective purchasers thereof and all bids and expressions of interest received from third parties with respect thereto; provided that this clause (iv) will not exclude any diligence information regarding the Acquired Assets, the Assumed Liabilities or the Business that was provided or made available to other bidders or potential bidders in connection with the Auction process.
“Excluded Liabilities” shall have the meaning specified in Section 2.4.
“Export Control and Customs Laws” shall mean applicable export control laws and regulations, including the EC Regulation 428/2009 and the implementing laws and regulations of the EU member states; the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008); and all import laws administered by all applicable Governmental Entities, including the Tariff Act of 1930, as amended, the Trade Act of 1974, the Trade Expansion Act of 1962, and other Laws and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, and U.S. Immigration and Customs Enforcement and their predecessor agencies.
“Facilities” shall mean all buildings and fixtures owned or leased by Sellers, located on the Leased Real Property and Relating to the Business, but excluding for the avoidance of doubt (i) power lines, pipelines, telephone lines and other improvements and fixtures owned by public utilities furnishing utilities to the Leased Real Property, and (ii) rail lines, pipelines and other improvements and fixtures owned by third parties and located on existing easements for such purpose which encumber the Leased Real Property.
“Fraud” shall mean, with respect to any Party, an actual and intentional fraud by such Party with respect to the making of any representation or warranty by such Party set forth in this Agreement or in any other Transaction Document.
“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.
“Gemstone” shall have the meaning specified in the preamble.
“Gemstone Acquired Assets” shall mean the Acquired Assets that were used primarily in connection with the portion(s) of the Business that is (are) associated with the “Gymboree®” brand name.
“Gemstone and Coral Brick and Mortar Business” shall mean Sellers’ business of operating brick-and-mortar retail stores under the “Gymboree®” and “Crazy 8®” brand names and selling children’s clothing and apparel under the “Gymboree®” and “Crazy 8®” brand names or related Trademarks included in the Transferred Trademarks at such retail store locations, including the Inventory in Sellers’ distribution center(s) that has been purchased for use in such retail stores.
“Gemstone E-Commerce Business” shall mean Sellers’ businesses of (i) owning, exploiting, and licensing the brand name “Gymboree®” (and certain other Trademarks included in the Transferred Intellectual Property, including under the Assumed Contracts) and (ii) distributing and selling children’s clothing and apparel under the brand name “Gymboree®” through the E-Commerce Platform; provided that, in each case, if the context expressly refers to the conduct of the Gemstone E-Commerce Business following the Closing, then the “Gemstone E‑Commerce Business” shall refer to such business as conducted by Buyer and its Affiliates following the Closing.
“Governmental Entity” shall mean any federal, state, provincial, local, municipal, foreign, multinational, international or other (a) government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitration tribunal or stock exchange.
“Gym-IPCO” shall mean Gym-IPCO, LLC, a Delaware limited liability company.
“Gym-IPCO Interests” shall mean 50% of the limited liability company interests of Gym-IPCO.
“Gym-IPCO LLC Agreement” shall mean that certain Limited Liability Company Agreement of Gym-IPCO, dated as of July 15, 2016.
“Hazardous Material” shall mean any material, substance or waste defined, listed or regulated as a “contaminant” or “pollutant” or as “hazardous” or “toxic” (or words of similar meaning or intent) under any applicable Environmental Law, including materials exhibiting the characteristics of ignitability, corrosivity, reactivity or toxicity, as such terms are defined in connection with hazardous materials, hazardous wastes or hazardous or toxic substances in any applicable Environmental Law and including asbestos, petroleum and petroleum breakdown constituents and polychlorinated biphenyls.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any successor law and the rules and regulations thereunder or under any successor law.
“Intellectual Property” shall mean any and all worldwide rights in and to all intellectual property rights or assets (whether arising under statutory or common law, contract or otherwise), which include all of the following items: (i) inventions, discoveries, processes, designs, tools, molds, techniques, developments and related improvements whether or not patentable; (ii) patents, patent applications, industrial design registrations and applications therefor, divisions, divisionals, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, re‑examinations, extensions and any provisional applications, requests for continuing examinations or continuing prosecution applications, or any such patents or patent applications, and any foreign or international equivalent of any of the foregoing; (iii) trademarks (whether registered, unregistered or pending), historical trademark files, trade dress, service marks, service names, trade names, brand names, product names, logos, distinguishing guises and indicia, domain names, internet rights (including IP Addresses and AS numbers), social media addresses and accounts, corporate names, fictitious names, other names, symbols (including business symbols), slogans, translations of any of the foregoing and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith and (to the extent transferable by Law) any applications and/or registrations in connection with the foregoing and all advertising and marketing collateral including any of the foregoing (“Trademarks”); (iv) work specifications, tech specifications, databases and artwork; (v) technical scientific and other know-how and information (including promotional material), trade secrets, confidential information, methods, processes, practices, formulas, designs, design rights, patterns, assembly procedures, and specifications; (vi) drawings, prototypes, molds, models, tech packs, artwork, archival materials and advertising materials, copy, commercials, images, artwork and samples; (vii) rights associated with works of authorship including copyrights, moral rights, design rights, rights in databases, copyright applications, copyright registrations, rights existing under any copyright laws and rights to prepare derivative works; (viii) work for hire; (ix) all tangible embodiments of, and all intangible rights in, the foregoing; (x) the right to sue for infringement and other remedies against infringement of any of the foregoing, including the right to sue and collect for past infringement; and (xi) rights to protection of interests in the foregoing under the laws of all jurisdictions.
“Interim Period” shall have the meaning specified in Section 6.1.
“Inventory” shall mean any inventories of finished goods, children’s clothing and apparel and packaging and supplies.
“Jewel Brick and Mortar Business” shall mean Sellers’ business of operating brick-and-mortar retail stores under the “Janie and Jack®” brand name and selling children’s clothing and apparel under the “Janie and Jack®” brand name or related Trademarks included in the Transferred Trademarks at such retail store locations.
“Jewel Business” shall mean the “Janie and Jack®” business as conducted as of the Agreement Date, including (i) the Jewel E-Commerce Business, (ii) the Jewel Brick and Mortar Business and (iii) designing, sourcing, importing, marketing, advertising, promoting, distributing and selling children’s clothing and apparel under the brand name “Janie and Jack®” through distribution and sales to domestic and international customers and distributors and through the Jewel Brick and Mortar Business and/or the Jewel E-Commerce Business; provided that, in each case, if the context expressly refers to the conduct of the Jewel Business following the Closing, then the “Jewel Business” shall refer to such business as conducted by Buyer and its Affiliates following the Closing.
“Jewel E-Commerce Business” shall mean Sellers’ businesses of (i) owning, exploiting, and licensing the brand name “Janie and Jack®” (and certain other Trademarks included in the Transferred Intellectual Property, including under the Assumed Contracts) and (ii) distributing and selling children’s clothing and apparel under the brand name “Janie and Jack®” through the E-Commerce Platform; provided that, in each case, if the context expressly refers to the conduct of the Jewel E-Commerce Business following the Closing, then the “Jewel E‑Commerce Business” shall refer to such business as conducted by Buyer and its Affiliates following the Closing.
“Knowledge” shall mean, with respect to Sellers, the actual knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Information Officer or General Counsel of Gemstone after due inquiry.
“Law” shall mean any federal, state, provincial, local, foreign, international or multinational constitution, statute, law, ordinance, regulation, rule, code, Order, principle of common law, or decree enacted, promulgated, issued, enforced or entered by any Governmental Entity, or court of competent jurisdiction, or other requirement or rule of law.
“Leased Real Property” shall have the meaning specified in Section 2.2(s).
“Liabilities” shall mean, as to any Person, all debts, adverse Claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct or indirect, absolute or contingent, whether accrued or unaccrued, vested or otherwise, liquidated or unliquidated, whether known or unknown, and whether or not actually reflected, or required to be reflected, in such Person’s balance sheet or other books and records.
“Lien” shall have the meaning specified in section 101(37) of the Bankruptcy Code and shall include any pledge, option, charge, lien, debentures, trust deeds, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, defect of title, restriction on transferability, restriction on use or other encumbrance, in each case whether imposed by agreement, law, equity or otherwise.
“Liquidation Agreement” shall mean that certain Agency Agreement, dated as of January 17, 2019, by and among Gemstone and its Subsidiaries party thereto, on the one hand, and GA Retail, Inc., Tiger Capital Group, LLC, Gordon Brothers Retail Partners, LLC, and Hilco Merchant Resources, LLC (collectively, the “Agent”), on the other hand, approved by the Bankruptcy Court.
“Local Bankruptcy Rules” shall mean the Local Bankruptcy Rules for the Eastern District of Virginia (Richmond Division) applicable to all cases in such district governed by the Bankruptcy Code.
“Names” shall have the meaning specified in Section 6.15.
“Necessary Consent” shall have the meaning specified in Section 2.6.
“Neutral Accountant” shall mean a national independent accounting firm selected by Buyer and reasonably acceptable to Sellers.
“Notices” shall have the meaning specified in Section 9.4.
“Order” shall mean any judgment, order, injunction, writ, ruling, decree, stipulation, determination, decision, verdict, or award of any Governmental Entity.
“Ordinary Course of Business” shall mean that an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if that action is taken in the ordinary course of business of such Person, consistent with past practices, recognizing that Sellers have filed the Chapter 11 Cases.
“Outside Back-Up Date” shall mean the date that is sixty (60) days after the date of the Sale Hearing (as defined in the Bidding Procedures).
“Outside Transaction Date” shall have the meaning specified in Section 8.1(f).
“Owned Equipment” shall have the meaning specified in Section 2.2(t).
“Party” or “Parties” shall have the meaning specified in the preamble.
“Permits” shall mean permits, licenses, registrations, certificates of occupancy, approvals, consents, clearances and other authorizations issued by any Governmental Entity.
“Permitted Liens” shall mean: (a) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) statutory liens of landlords, carriers, warehousemen, mechanics, and materialmen on any Acquired Asset incurred in the Ordinary Course of Business for sums not yet due; (c) liens or encumbrances that arise solely by reason of acts of Buyer or its successors and assigns or otherwise consented to by Buyer in accordance with the terms of this Agreement; (d) any Lien granted or incurred in connection with the Sale Order; and (e) any Lien that will be removed or released prior to or at the Closing (or, solely with respect to the Specified Domain Names, the Subsequent Closing) by operation of the Sale Order or any other Order of the Bankruptcy Court.
“Person” shall mean an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity.
“Personal Information” shall have the meaning specified in Section 4.15.
“Petition Date” shall have the meaning specified in the recitals.
“PII” shall have the meaning specified in Section 6.19.
“Post-Closing Covenant” shall have the meaning specified in Section 9.12.
“Power of Attorney Agreement” shall mean one or more power of attorney agreements to be entered into by Sellers concurrently with the Closing in a form mutually agreed to by the Parties.
“PRC Trademark Assignment Agreement” shall mean one or more trademark assignment agreements for the purposes of recordation with the trademark office of the People’s Republic of China to be entered into by Sellers and Buyer concurrently with the Closing in a form mutually agreed to by the Parties.
“Proceeding” shall mean any action, arbitration, audit, known investigation (including a notice of preliminary investigation or formal investigation), notice of violation, hearing, litigation or suit (whether civil, criminal or administrative), other than the Chapter 11 Cases, commenced, brought, conducted or heard by or before any Governmental Entity, including but not limited to any and all such actions related to restitution or remission in criminal proceedings and civil forfeiture and confiscation proceedings under the Law of any jurisdiction.
“Property Taxes” shall mean all Real Property Taxes, personal property Taxes and similar ad valorem Taxes.
“Purchase Price” shall have the meaning specified in Section 3.2(a).
“Real Property” shall mean any real estate, land, building, structure, improvement or other real property of any kind or nature whatsoever owned, leased or occupied by any Person, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.
“Registered IP” shall have the meaning specified in Section 4.13(a).
“Relating to the Business” shall mean used primarily or exclusively in the operation or conduct of the Business as conducted as of the date hereof.
“Representative” shall mean, with respect to any Person, such Person’s officers, directors, managers, employees, agents, representatives and financing sources (including any investment banker, financial advisor, accountant, legal counsel, consultant, other advisor, agent, representative or expert retained by or acting on behalf of such Person or its Subsidiaries).
“Restricted Party” shall mean (a) any Person or government that is the subject of Sanctions, (b) any Person resident in or organized under the laws of any country or territory that is the subject of country- or territory-wide Sanctions (including Cuba, Iran, North Korea, Syria, or the Crimea region) or (c) owned or controlled by a Person or Persons described in clause (a) or (b).
“Retained Business” shall mean, collectively, any and all businesses and operations conducted by any Seller and/or any of its Affiliates other than the Acquired Assets; provided further that “Retained Business” does not include the Transferred Intellectual Property, except to the extent permitted under Section 6.15 for the period set forth therein.
“Sale Hearing” shall mean the hearing conducted by the Bankruptcy Court to approve the Transactions pursuant to the Sale Order.
“Sale Motion” shall mean the motion of Sellers filed on January 17, 2019 [Docket 76] with the Bankruptcy Court seeking entry of the Bidding Procedures Order and Sale Order.
“Sale Order” shall mean an Order of the Bankruptcy Court, in form and substance approved by Buyer (such approval not to be unreasonably withheld or conditioned so long as the Order is not inconsistent with, and does not limit the rights of Buyer under, this Agreement or the Bidding Procedures), pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code authorizing and approving, inter alia, the sale of the Acquired Assets to Buyer on the terms and conditions set forth herein, free and clear of all encumbrances and the assumption by the applicable Seller and assignment to Buyer of the Assumed Contracts, and containing a finding that Buyer has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (a) the U.S. government (including the U.S. Department of State and the Office of Foreign Assets Control of the U.S. Department of the Treasury), (b) the United Nations Security Council, (c) the European Union, (d) Her Majesty’s Treasury of the United Kingdom, or (e) other relevant sanctions authority with jurisdiction over any Party.
“Seller” or “Sellers” shall have the meaning specified in the preamble.
“Seller Fundamental Representations” shall have the meaning specified in Section7.1(a).
“Sellers Material Adverse Effect” shall mean any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate (taking into account all other such changes, effects, events, occurrences, circumstances, states of facts or developments), (a) has had, or would reasonably be expected to have, a material adverse effect on the ability of Sellers to consummate the Transactions or (b) has had, or would reasonably be expected to have, a material adverse effect on the Business, including the Acquired Assets and the Assumed Liabilities, taken as a whole; provided, however, that with respect to clause (b) only, the term “material adverse effect” shall not include any change, effect, event, occurrence, circumstance, state of facts or development that, directly or indirectly, alone or taken together, arising out of or attributable to: (i) any change generally affecting the international, national or regional markets applicable to the Business; (ii) any changes in, or effects arising from or relating to, national or international political or social conditions, including the engagement by the United States or any other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States; (iii) changes in, or effects arising from or relating to, financial, banking, or securities markets (including (A) any disruption of any of the foregoing markets, (B) any change in currency exchange rates, (C) any decline or rise in the price of any security, commodity, contract or index and (D) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions contemplated by this Agreement); (iv) changes in Law, GAAP or official interpretations of the foregoing; (v) acts of nature, including outbreaks of illness or health emergencies, hurricanes, storms, floods, earthquakes and other natural disasters or force majeure events; (vi) the effect of any action contemplated by, or failure to take any action prohibited by, this Agreement; (vii) the pendency of the Chapter 11 Cases or the financial condition of Sellers; (viii) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Sellers Material Adverse Effect); (ix) changes or effects that arise from any seasonal fluctuations in the Business; (x) any matters arising out of the Chapter 11 Cases, including changes arising from, or effects of, any motion, application, pleading or Order filed under or in connection with, the Chapter 11 Cases and any objections in the Bankruptcy Court to (A) this Agreement and the other Transaction Documents and the Transactions contemplated hereby and thereby, (B) the reorganization of Sellers and any related plan of reorganization or disclosure statement, (C) the Bidding Procedures or the Sale Motion, or (D) the assumption or rejection of any Assumed Contract; (xi) the departure of officers or directors of any Seller after the Agreement Date; (xii) the execution and delivery of this Agreement or the announcement thereof or consummation of the Transactions or the identity, nature or ownership of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Business with employees, customers, lessors, suppliers, vendors or other commercial partners; and (xiii) any action taken by any Seller at the request of, or with the consent of, Buyer; which, in the case of any of the foregoing clauses (i) through (v) does not disproportionately affect the Business relative to other companies that participate in the markets and industries applicable to the Business.
“Sellers Released Parties” shall have the meaning specified in Section 9.20.
“Sellers’ Representative” shall have the meaning specified in Section 9.17.
“Specified Domain Names” means the following internet domain names: www.Crazy8.com and www.Gymboree.com.
“Subsequent Closing” shall have the meaning specified in Section 3.1(a).
“Subsequent Closing Date” shall have the meaning specified in Section 3.1(a).
“Subsidiary” shall mean, with respect to any Person (a) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership, or (c) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest thereof or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Successful Bidder” shall mean, if an Auction is conducted, the prevailing party with respect to the Acquired Assets at the conclusion of such Auction.
“Tax” or “Taxes” shall mean any and all taxes, assessments, levies, duties or other governmental charge imposed by any Governmental Entity, including any income, alternative or add-on minimum, accumulated earnings, franchise, capital stock, environmental, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, Real Property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, withholding, corporation, inheritance, value added, stamp duty reserve, estimated or other tax, assessment, levy, duty (including duties of customs and excise) or other governmental charge of any kind whatsoever, including any payments in lieu of taxes or other similar payments, chargeable by any Tax Authority together with all penalties, interest and additions thereto, whether disputed or not.
“Tax Authority” shall mean any taxing or other authority (whether within or outside the U.S.) competent to impose Tax.
“Tax Return” shall mean any and all returns, declarations, reports, documents, Claims for refund, or information returns, statements or filings which are supplied or required to be supplied to any Tax Authority or any other Person, including any schedule or attachment thereto, and including any amendments thereof.
“Termination Date For Use of Name” shall have the meaning specified in Section 6.15.
“Transaction Documents” shall mean this Agreement and any agreement, instrument or other document entered into pursuant to the terms hereof, including the Assignment and Assumption Agreement, the Domain Name Assignment Agreement, the Worldwide Copyright Assignment Agreement, the Worldwide Trademark Assignment Agreement, the U.S. Trademark Assignment Agreement, the PRC Trademark Assignment Agreement and the Power of Attorney Agreement.
“Transactions” shall mean the transactions contemplated by this Agreement to be consummated at the Closing, including the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities as provided for in this Agreement.
“Transfer Tax” or “Transfer Taxes” shall mean any sales, use, transfer, conveyance, documentary transfer, stamp, recording or other similar Tax imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto, but such term shall not include any Tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.
“Transferable Permits” shall have the meaning specified in Section 2.1(g).
“Transferred Intellectual Property” shall have the meaning specified in Section 2.1(a)(v).
“Transferred Trademarks” shall have the meaning specified in Section 2.1(a)(iv).
“U.S. Trademark Assignment Agreement” shall mean one or more trademark assignment agreements for the purposes of recordation with the U.S. Patent and Trademark Office to be entered into by Sellers and Buyer concurrently with the Closing in a form mutually agreed to by the Parties.
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law, including any other Law of any jurisdiction relating to plant closings or mass layoffs.
“Willful Breach” shall mean, with respect to a Party, a willful and deliberate act or a willful and deliberate failure to act, in each case that is the consequence of an act or omission by such Party that knows that the taking of such action or failure to take such action would or would reasonably be expected to cause a material breach of this Agreement.
“Worldwide Copyright Assignment Agreement” shall mean one or more worldwide copyright assignment and assumption agreements to be entered into by Sellers and Buyer concurrently with the Closing in a form mutually agreed to by the Parties.
“Worldwide Trademark Assignment Agreement” shall mean one or more worldwide trademark assignment and assumption agreements to be entered into by Sellers and Buyer concurrently with the Closing in a form mutually agreed to by the Parties.
“Zeavion License Agreement” shall mean that certain License and Assignment Agreement, dated as of July 15, 2016, by and among Gemstone (as successor-in-interest to The Gymboree Corporation), Gym-Mark, Inc. and Zeavion Holding Pte. Ltd.
1.2    Interpretation.
(a)    Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”
(b)    Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(c)    A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.
(d)    A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
(e)    All references to “$” and dollars shall be deemed to refer to United States currency.
(f)    All references to any financial or accounting terms shall be defined in accordance with GAAP.
(g)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Disclosure Schedule and exhibit references are to this Agreement unless otherwise specified. All article, section, paragraph, schedule and exhibit references used in this Agreement are to articles, sections and paragraphs of, and schedules and exhibits to, this Agreement unless otherwise specified.
(h)    The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.
(i)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references herein to time are references to New York City time, unless otherwise specified herein.
(j)    If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(k)    A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended or supplemented, except to the extent prohibited by this Agreement or that other agreement or document.
(l)    Exhibits, Schedules and Annexes to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
ARTICLE 2
TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES
2.1    Assets to be Acquired. Subject to the entry of the Sale Order, and the terms and conditions of this Agreement and the Sale Order, at the Closing (or, with respect to the Specified Domain Names, at the Subsequent Closing), Sellers shall sell, convey, assign, transfer and deliver to Buyer (or one or more Persons (including any Affiliates of Buyer), as designated by Buyer in writing to Gemstone prior to the Sale Hearing (each, a “Designated Purchaser”), which such writing shall indicate which Acquired Asset shall be purchased, acquired and accepted by each such Person), and Buyer or Designated Purchasers, as applicable, shall purchase, acquire and accept, all of the right, title and interest, free and clear of all Liens (other than Liens included in the Assumed Liabilities and Permitted Liens or as otherwise set forth in the Sale Order), of Sellers in each and all of the Acquired Assets. “Acquired Assets” shall mean all properties, assets, interests and rights of every nature, tangible and intangible, of Sellers, real, intangible or personal, now existing or hereafter acquired, whether or not reflected on the books or financial statements of Sellers as the same shall exist on the Closing Date (or, with respect to the Specified Domain Names, on the Subsequent Closing Date), in, to or under the following property and assets (other than the Excluded Assets):
(a)    subject to Section 6.16:
(i)    the copyright registrations set forth in Schedule 2.1(a)(i);
(ii)    the internet domain name registrations and social media accounts set forth in Schedule 2.1(a)(ii) as well as all content, graphics, literary, audiovisual and artistic works displayed on the websites and social media sites and all copyrights and waivers of moral rights therein, including the right to sue and collect for past infringement of copyrights;
(iii)    [Reserved];
(iv)    Sellers’ Trademark applications and registrations worldwide for “GYMBOREE” and “CRAZY 8” (for all languages and whether translated, transliterated or phoneticized) and any derivation thereof, including the applications and registrations set forth in Schedule 2.1(a)(iv) (the “Transferred Trademarks”), including the historical trademark files and any common law rights available anywhere in the world that are the subject of such applications and registrations, together with all goodwill associated therewith, including the right to sue and collect for past infringement, and all common law rights to the trademarks that are the subject of such Transferred Trademarks;
(v)    any and all of Sellers’ right, title and interest to the names “Crazy 8” and “Gymboree” (for all languages and whether translated, transliterated or phoneticized) and any derivation thereof, together with all goodwill associated therewith, including the right to sue and collect for past infringement, and all common law rights to such names (the Intellectual Property in clauses (i) through (v) of this Section 2.1(a), collectively, the “Transferred Intellectual Property”);
(b)    all goodwill associated with the Acquired Assets and the Assumed Liabilities (excluding, for the avoidance of doubt, any and all goodwill to the extent associated with the Excluded Assets or the Excluded Liabilities);
(c)    except as set forth in Section2.2(c) and Section2.2(e), and subject to the right of Sellers to retain copies (at their expense and subject to Section 6.17 and only to the extent and for the purposes expressly set forth in Section 2.2(c) and Section 2.2(e)), all Acquired Business Information in the possession or reasonable control of any Seller and whether in hard or electronic format;
(d)    those leases and other Contracts (together with all of Sellers’ deposits hereunder) entered into by any Seller and relating primarily or exclusively to the Transferred Intellectual Property listed on Schedule 2.1(d) (collectively, the “Assumed Contracts”);
(e)    all Claims of any Seller (including for royalties, fees or other income, past, present or future infringement, misappropriation or violation of, any of the Transferred Intellectual Property) to the extent arising from or relating to or in connection with the Acquired Assets or the Assumed Liabilities (regardless of whether or not asserted by any Seller), all of the proceeds from the foregoing which are accrued and unpaid as of the Closing (or, with respect to the Specified Domain Names, as of the Subsequent Closing), all rights of indemnity, warranty rights, guaranties received from vendors, suppliers or manufacturers, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by any Seller against other Persons and the prosecution files of Sellers related thereto, in each case, to the extent related to the Acquired Assets or the Assumed Liabilities (regardless of whether such rights are currently exercisable);
(f)    all customer data, information, analysis and modelling derived from customer purchase and transaction files and branded loyalty promotion programs and other similar information related to customer purchases and transactions, including personal information (such as name, address, telephone number, e-mail address, website and any other database information), customer consents and opt-in/opt-outs, product hierarchy, segmentation (life cycle), customer lifetime value, predictive modeling scores and models used, loyalty information and data, private label programs (including credit card) information and data, offers, coupons and discount information and data, and customer purchase and transaction history at a transaction level (including dollar amounts, dates, and items purchased, but excluding from the foregoing any credit card numbers or related customer payment source, social security numbers, or other information to the extent prohibited by Law for transfer hereunder) relating to customers of, or collected through or used in the operation of (i) the Business, (ii) the E-Commerce Platform or any similar e-commerce platform owned, operated or controlled by Sellers, (iii) any catalog sales, other online or print mailing or similar distribution channels, (iv) partner e-commerce platforms or retail stores, (v) the Gemstone and Coral Brick and Mortar Business or (vi) any customer lists in the possession or reasonable control of the Sellers, except with respect to clauses (ii), (iii), (iv) and (vi) of this section, those relating primarily or exclusively to the Jewel Business (collectively, the “Customer Data”);
(g)    all Permits relating primarily or exclusively to the Acquired Assets, but only if and to the extent that such Permits are transferable by the applicable Seller to Buyer or Designated Purchaser, as the case may be, by assignment or otherwise (including upon request or application to a Governmental Entity or any third party, or which will pass to Buyer or Designated Purchaser, as the case may be, as successor in title to the Acquired Assets by operation of Law) (the “Transferable Permits”);
(h)    deposits and prepaid expenses of any Seller relating to any of the Assumed Contracts; and
(i)    all of the Sellers’ right, title and interest in and to the Gym-IPCO Interests.
2.2    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets do not include, and in no event shall Sellers be deemed to sell, transfer, assign, convey or deliver and Sellers shall retain, all right, title and interest to, Sellers’ right, title or interest in or to any of the following properties, interests, rights and assets of Sellers (collectively, the “Excluded Assets”):
(a)    each Seller’s rights under this Agreement or any of the other Transaction Documents (including the right to receive the Purchase Price);
(b)    all of Sellers’ or any of their respective Affiliates’ certificates of incorporation and other organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates and other documents relating to the organization, maintenance and existence of any Seller or any of its Affiliates as a corporation, limited liability company or other entity;
(c)    all books and records related to Taxes paid or payable by any Seller or any of its Affiliates; provided that Buyer shall be entitled to copies of Tax Returns in respect of Property Taxes relating primarily or exclusively to the Acquired Assets or copies of any portions of such documents relating primarily or exclusively to the Acquired Assets;
(d)    other than the Gym-IPCO LLC Interests, all shares of capital stock or other equity interests of any Seller or any of its Affiliates or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of any Seller or any of its Affiliates, including the entities listed on Schedule 2.2(d);
(e)    any (i) personnel records pertaining to any employees of Sellers or any of their respective Affiliates (ii) copies of any book, record, literature, list and any other written or recorded information constituting Acquired Business Information that has been provided to Buyer and to which Sellers and their respective Affiliates in good faith determine they are reasonably likely to need access for bona fide business, tax or legal purposes (iii) Excluded Information or (iv) other books and records, in either case, that Sellers and their respective Affiliates are required by Law to retain, including Tax Returns, taxpayer and other identification numbers, financial statements and corporate or other entity filings; provided that, to the extent permitted by applicable Law, Buyer shall have the right to obtain copies of any portions of such retained books and records to the extent that such portions relate to the any Acquired Asset or are otherwise necessary for Buyer to comply with applicable Law;
(f)    (i) all assets, properties, interests and other rights of every nature in respect of the Benefit Plans and any other compensation or benefit plans, programs, arrangements, or agreements of Sellers or any of their Subsidiaries, in each case including all associated funding media, assets, reserves, credits and service agreements, and all documents created, filed or maintained in connection therewith, together with any applicable insurance policies related thereto, and (ii) all employment, personnel and compensation records relating to any current or former employee of any Seller or any Subsidiary of any Seller;
(g)    all Permits and pending applications therefor to the extent not relating primarily or exclusively to the Acquired Assets;
(h)    all Claims that Sellers or any of their respective Affiliates may have against any third Person with respect to any Excluded Assets or Excluded Liabilities;
(i)    all cash and cash equivalents, securities, security entitlements, instruments and other investments of Sellers and all bank accounts and security accounts, including any cash collateral that is collateralizing any letters of credit;
(j)    all Excluded Contracts and all prepaid expenses related thereto;
(k)    all insurance policies and rights to proceeds thereof (and Buyer acknowledges that, as of the Closing, the Acquired Assets shall cease to be insured by any insurance policies of any Seller or any of their Subsidiaries);
(l)    all Inventory, including Inventory (i) located at the distribution center or any retail store locations or designated for use in the Jewel Brick and Mortar Business or the Gemstone and Coral Brick and Mortar Business, and/or (ii) owned by any Seller but remains in the possession or control of a third party or which is undelivered or in transit;
(m)    any documents and agreements relating to the Chapter 11 Cases or to the sale or other disposition of the Business, the Acquired Assets or any other asset of any Seller or any of its Affiliates other than those to be delivered to Buyer in accordance with this Agreement;
(n)    all prepayments, good faith and other bid deposits submitted by any third party under the terms of the Bidding Procedures Order;
(o)    all Avoidance Actions and all other avoidance actions, including fraud, self-dealing, fraudulent transfer, or similar claims against any officer or director of any Seller or any of its Affiliates;
(p)    any and all of Sellers’ right, title and interest to the name “Janie and Jack” or any derivation thereof;
(q)    any software and mobile applications (and copyrights therein) and licenses, maintenance service agreements, current statements of work and any amendments thereto, customizations, custom codes and extensions related thereto (whether done by any Seller or a third party on behalf of any Seller) and all master service agreements related to information technology services, in each case, used in the operation of the Business;
(r)    the E-Commerce Platform, including all information technology hardware, software and data collection systems used in connection therewith that are owned, leased or licensed by Sellers or any of their Subsidiaries and all copyright rights therein (other than Acquired Assets);
(s)    all right, title and leasehold interest of Sellers in any of Seller’s Real Property, together with all right, title and leasehold interest of Sellers in the buildings, structures, fixtures and improvements erected thereon, including the Facilities, and all rights, privileges, easements, licenses and other appurtenances relating thereto (collectively, the “Leased Real Property”);
(t)    all (i) Sellers’ owned equipment, machinery, furniture, spare parts, fixtures and improvements Relating to the Business (the “Owned Equipment”), (ii) rights of Sellers to the equipment, machinery, furniture, spare parts, fixtures and improvements which are leased pursuant to a contract (collectively with the Owned Equipment, the “Equipment”), and (iii) rights of Sellers to the warranties, express or implied, and licenses received from manufacturers and sellers of the Equipment; and
(u)    all assets, properties, interests and rights of any Seller used primarily or exclusively in the operation or conduct of the Business as conducted as of the date hereof, except for any such assets, properties, interests and rights described or identified in Section 2.1 or on Schedule 2.1.
2.3    Liabilities to be Assumed by Buyer. Subject to the terms and conditions of this Agreement, at the Closing (or, with respect to the Specified Domain Names, at the Subsequent Closing), Sellers shall assign to Buyer or Designated Purchasers, as applicable, and Buyer or Designated Purchasers, as applicable, shall assume from Sellers and pay when due, perform and discharge, in due course, without duplication, each of the Assumed Liabilities. “Assumed Liabilities” shall mean solely the following Liabilities:
(a)    all Liabilities of Sellers under each of the Assumed Contracts that become due from and after the Closing Date;
(b)    all Cure Costs (other than any Cure Costs for the assumption and assignment of the Zeavion License Agreement, it being understood that the cash required for such Cure Costs will be $0);
(c)    all Transfer Taxes related to the sale, transfer or assignment of the Acquired Assets; and
(d)    all Liabilities arising from or after the Closing (or, with respect to the Specified Domain Names, from and after the Subsequent Closing) with respect to or relating to the ownership or operation of any of the Acquired Assets by Buyer and/or any Designated Purchaser.
Notwithstanding the foregoing and for the avoidance of doubt, Assumed Liabilities shall not include any Liability that constitutes an “Excluded Liability” or any Liability relating to or arising out of any violation of Law by, or any Claim against, any Seller or any breach, default or violation by any Seller of or under any Assumed Contracts, other than the Cure Costs.
2.4    Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer shall not and does not assume, and shall be deemed not to have assumed and shall not be obligated to pay, perform, discharge or in any other manner be liable or responsible for any Liabilities of Sellers, whether existing on the Closing Date or arising thereafter, relating to or arising out of any of the following (collectively, the “Excluded Liabilities”):
(a)    all costs and expenses incurred or to be incurred by Sellers in connection with this Agreement and the consummation of the Transactions;
(b)    all Liabilities (i) related to any current or former employee of any Seller or of any Subsidiary of any Seller (including under the WARN Act) and (ii) under any Benefit Plan (including all assets, trusts, insurance policies and administration service contracts related thereto);
(c)    all Liabilities for any and all Taxes of Sellers (including any Liability of Sellers for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise) except for Taxes for which Buyer or Designated Purchaser is liable pursuant to Section 2.3(c) and/or Section 2.3(d);
(d)    all Liabilities arising out of, relating to or with respect to any and all employees, and contractors of Sellers or any of their Subsidiaries or Affiliates;
(e)    all Liabilities to any broker, finder or agent or similar intermediary for any broker’s fee, finders’ fee or similar fee or commission relating to the Transactions contemplated by this Agreement for which any Seller or its Affiliates are responsible;
(f)    all Liabilities, or corrective or remedial obligations with respect to Facilities or operation of the Business (including any related offsite disposal locations) which arises under or relates to any Environmental Laws (including without limitation any relating to exposure to Hazardous Materials);
(g)    all Liabilities arising out of, concerning, in connection with, or relating to the Real Property, the Leased Real Property, the Retained Business or the Proceedings listed on Schedule 4.6; and
(h)    for the avoidance of doubt, all Liabilities arising out of, concerning, in connection with, or relating to the ownership or operation of the Specified Domain Names prior to the Subsequent Closing:
provided that in the event of any conflict between Section 2.3 and this Section 2.4, Section 2.4 will control.
2.5    Reserved.
2.6    Non-Assignment of Assumed Contracts.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assumed Contract which, after giving effect to the provisions of Section 365 of the Bankruptcy Code, is not assignable or transferable without the consent of any Person, other than the Sellers, any of their respective Affiliates or Buyer, to the extent that such consent shall not have been given prior to the Closing; provided, however, that (i) the Sellers shall use, whether before or after the Closing, its commercially reasonable efforts to obtain all necessary consents (each, a “Necessary Consent”) to the assignment and transfer thereof, it being understood that, to the extent the foregoing shall require any action by the Sellers that would, or would continue to, have an adverse effect on the business of Buyer or any of its Affiliates after the Closing, such action shall require the prior written consent of Buyer, and (ii) in the event that any Assumed Contract is deemed not to be assigned pursuant to clause (i) of this Section 2.6(a), the Sellers shall (A) use commercially reasonable efforts to obtain such necessary consents as promptly as practicable after the Closing and (B) cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by Buyer, including subcontracting, licensing or sublicensing to Buyer any or all of any Seller’s rights and obligations with respect to any such Assumed Contract, under which Buyer shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits under such Assumed Contract with respect to which such Necessary Consent has not been obtained. Upon satisfying any requisite consent requirement applicable to such Assumed Contract after the Closing, such Assumed Contract shall promptly be transferred and assigned to Buyer in accordance with the terms of this Agreement. These commercially reasonable efforts shall not require any material payment or other material consideration from the Sellers or the Buyer (other than the Cure Costs, which shall be the responsibility of Buyer), and any such consent shall contain terms and conditions reasonably acceptable to the Parties. For the avoidance of doubt, the term “material” in the prior sentence means material in the context of the relevant Assumed Contract.
(b)    Subject to Section 2.6(a), if after the Closing (i) Buyer or any of its Affiliates holds any Excluded Assets or Excluded Liabilities or (ii) any Seller or any of their Affiliates holds any Acquired Assets or Assumed Liabilities, Buyer or the applicable Seller, will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other party. Prior to any such transfer, the party receiving or possessing any such asset will hold it in trust for such other party.
2.7    Assumption and Assignment of Executory Contracts. Sellers shall provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to any executory Contracts to which any Seller is a party that are Assumed Contracts and take all other actions necessary to cause such Contracts to be assumed by Sellers and assigned to Buyer pursuant to Section 365 of the Bankruptcy Code, as applicable, to the extent that such Contracts are Assumed Contracts at the Final Bid Deadline (as defined in the Bidding Procedures). At the Closing, Sellers shall, pursuant to the Sale Order and the Assignment and Assumption Agreement, assume and assign to Buyer (the consideration for which is included in the Purchase Price), all Assumed Contracts that may be assigned by any such Seller to Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code, as applicable, subject to provision by Buyer of adequate assurance as may be required under Section 365 of the Bankruptcy Code and payment by Buyer of the Cure Costs in respect of Assumed Contracts pursuant to and in accordance with Section 365 of the Bankruptcy Code, as applicable, and the Sale Order. At the Closing, Buyer shall assume, and thereafter in due course and in accordance with its respective terms pay, fully satisfy, discharge and perform all of the obligations under each Assumed Contract pursuant to Section 365 of the Bankruptcy Code, as applicable.
ARTICLE 3
CLOSING; PURCHASE PRICE
3.1    Closing; Transfer of Possession; Certain Deliveries.
(a)    The consummation of the Transactions (other than the sale, conveyance, assignment, transfer and delivery to Buyer of the Specified Domain Names) (the “Closing”) shall take place on the second Business Day after the satisfaction of all of the conditions set forth in Article 7 (or the waiver thereof by the Party entitled to waive that condition) or on such other date as the Parties hereto shall mutually agree. The Closing shall be held at the offices of Milbank LLP, 55 Hudson Yards, New York NY 10001, at 10:00 a.m., local time, unless the Parties hereto otherwise agree. The actual date of the Closing is herein called the “Closing Date”. The consummation of the sale, conveyance, assignment, transfer and delivery to Buyer of the Specified Domain Names (the “Subsequent Closing”) shall take place on the earlier of (i) the date on which the Sale (as defined in the Liquidation Agreement) has terminated and the Agent is no longer using the Specified Domain Names in connection with the transactions contemplated by the Liquidation Agreement and (ii) April 30, 2019, via the electronic exchange of documents, unless the Parties hereto otherwise agree. The actual date of the Subsequent Closing is herein called the “Subsequent Closing Date”.
(b)    At the Closing, Sellers shall deliver to Buyer:
(i)    an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Gemstone certifying that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied;
(ii)    an electronic copy of the information required under Section 2.1(a)(ii), along with the administrative and technical contact(s) and other information necessary for accessing the registration, operation and use of the domain names and social media sites referred to in Section 2.1(a)(ii), including any applicable login identification credentials and passwords therefor;
(iii)    an electronic and physical copy of the entirety of the PostgreSQL database(s) of the information and data required under Section 2.1(c) and Section 2.1(f) (Customer Data); ETL extract(s) of such PostgreSQL database(s) to provide Buyer all relevant access, extraction, transform, load thereto; and related analysis tools, models and credentials, except with respect to e-mails, which Buyer may retrieve from Sellers at its sole cost and expense upon reasonable prior request and in a commercially reasonable manner (it being understood that Sellers shall cooperate and work with Buyer in good faith in connection with any such request);
(iv)    a duly executed bill of sale, in a form mutually agreed to by the Parties, transferring the Acquired Assets to Buyer; and
(v)    the following Transaction Documents, duly executed by Sellers:

(I)	Assignment and Assumption Agreement;

(II)	U.S. Trademark Assignment Agreement;

(III)	PRC Trademark Assignment Agreement;

(IV)	Worldwide Trademark Assignment Agreement;

(V)	Worldwide Copyright Assignment Agreement;

(VI)	Power of Attorney Agreement; and

(VII)	Domain Name Assignment Agreement (other than with respect to the Specified Domain Names).
(c)    At the Closing, Buyer shall deliver to Sellers:
(i)    the Purchase Price in accordance with the provisions of Section 3.2 by wire transfer of immediately available funds to an account or accounts that Sellers shall have notified Buyer of at least two (2) Business Days prior to the Closing Date;
(ii)    an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and
(iii)    the following Transaction Documents, duly executed by Buyer:

(I)	Assignment and Assumption Agreement;

(II)	U.S. Trademark Assignment Agreement;

(III)	PRC Trademark Assignment Agreement;

(IV)	Worldwide Trademark Assignment Agreement;

(V)	Worldwide Copyright Assignment Agreement; and

(VI)	Domain Name Assignment Agreement (other than with respect to the Specified Domain Names).
(d)    At the Subsequent Closing:
(i)    Sellers shall deliver to Buyer a duly executed Domain Name Assignment Agreement (solely with respect to the Specified Domain Names); and
(ii)    Buyer shall deliver to Sellers a duly executed Domain Name Assignment Agreement (solely with respect to the Specified Domain Names).
3.2    Consideration.
(a)    Purchase Price. The aggregate consideration for the Acquired Assets (the “Purchase Price”) shall be (i) $76,000,000 in cash (the “Base Purchase Price”), and (ii) the assumption of the Assumed Liabilities.
3.3    Allocation of Purchase Price. (i) The sum of the Purchase Price and the amount of the Assumed Liabilities (to the extent properly taken into account under the Code) shall be allocated between Sellers and (ii) the amount allocated to the Acquired Assets sold by each such Seller shall be further allocated among such Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). The Allocation shall be delivered by Buyer to Sellers within ninety (90) days after the Closing. Sellers will have the right to raise reasonable objections to the Allocation within thirty (30) days after Buyer’s delivery thereof, in which event Buyer and Sellers will negotiate in good faith to resolve such dispute. If Buyer and Sellers cannot resolve such dispute within fifteen (15) days after Sellers notify Buyer of such objections, such dispute with respect to the Allocation shall be resolved promptly by the Neutral Accountant, the costs of which shall be shared in equal amounts by Buyer, on the one hand, and Sellers, on the other hand. The decision of the Neutral Accountant in respect of the Allocation shall be final and binding upon Buyer and Sellers. Buyer and Sellers shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistent with the Allocation absent a change in Law; provided, however, that nothing contained herein shall prevent Buyer or any Seller from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation, and neither Buyer nor any Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such Allocation. Buyer and Sellers shall promptly notify and provide the other with reasonable assistance in the event of an examination, audit, or other proceeding relating to Taxes regarding the Allocation of the Purchase Price and the amount of the Assumed Liabilities pursuant to this Section 3.3. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the Disclosure Schedules, Sellers jointly and severally hereby represent and warrant to Buyer, as of the Agreement Date and as of the Closing, as follows:
4.1    Organization.
(a)    Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease, develop and operate the Acquired Assets and to carry on the Business as now being conducted.
(b)    Each Seller (i) is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing under the Laws of each jurisdiction where the nature of the property owned or leased by it or the nature of the Business makes such qualification or license necessary, except where any such failure to be so qualified or licensed, individually in the aggregate, would not result in a Sellers Material Adverse Effect, and (ii) pursuant to Sections 1107 and 1108 of the Bankruptcy Code and the Orders of the Bankruptcy Court, has all necessary corporate or limited liability company power and authority to own and operate its properties, to lease the property it operates under lease and to conduct the Business as debtor-in-possession.
4.2    Due Authorization, Execution and Delivery; Enforceability. Each Seller has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and to perform its obligations hereunder and thereunder (subject, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order). The execution, delivery and performance by each of Sellers of this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and the consummation of the Transactions have been duly and validly authorized by all requisite corporate or limited liability company action, as applicable, on the part of each such Seller and no other corporate or limited liability company action, as applicable, on the part of each such Seller is necessary to authorize this Agreement and such other Transaction Documents and to consummate the Transactions (subject, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order). This Agreement and the other Transaction Documents to which each of Sellers is (or will become at Closing) party have been (or will be) duly and validly executed and delivered by each such Seller and (assuming the due authorization, execution and delivery by all parties hereto and thereto, other than such Seller) constitute (or will constitute) valid and binding obligations of each such Seller enforceable against each such Seller in accordance with their terms (subject, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order).
4.3    Governmental Consents. No notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Entity is required by any Seller with respect to such Sellers’ execution, delivery and performance of any Transaction Document to which it is (or will become at Closing) a party or the consummation of the Transactions, except (a) as may be required under the HSR Act, (b) the Sale Order having been entered by the Bankruptcy Court, (c) notices, filings and consents required in connection with the Chapter 11 Cases and (d) any consent, approval or authorization of or designation, declaration or filing with any Governmental Entity the failure of which to be made or obtained would not, individually or in the aggregate, be, or reasonably be expected to be, material to the Acquired Assets taken as a whole.
4.4    No Conflicts. Subject to the receipt of the Necessary Consents set forth on Schedule 4.4 and the Sale Order having been entered by the Bankruptcy Court, the execution, delivery and performance by such Seller of any Transaction Document to which such Seller is (or will become at Closing) a party, and the consummation of the Transactions, does not and will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws or comparable governing documents, (b) without giving effect to Section 2.6, conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation of any right or obligation or to a loss of any benefit under any provision of any Assumed Contract, (c) result in a violation of any Law or Order applicable to it or (d) result in the creation or imposition of any Lien on any Acquired Asset other than Permitted Liens, except, in the case of clauses (b), (c) and/or (d), as would not, individually or in the aggregate, be, or reasonably be expected to be, material to the Acquired Assets, taken as a whole.
4.5    Title to Acquired Assets. Except for Permitted Liens, Sellers have good and valid title to the material Acquired Assets. No Subsidiaries or Affiliates of Gemstone, other than Sellers, hold any Acquired Assets.
4.6    Litigation; Orders. Except for the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, or as set forth on Schedule 4.6, (a) there is no Claim, Proceeding or Order pending, outstanding or, to any Seller’s Knowledge, threatened against any Seller or any of their respective Affiliates (i) that would reasonably be expected to be material to the Acquired Assets or (ii) that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the Transactions contemplated hereby and (b) as of the Agreement Date, there is no Proceeding by any Seller or any of their respective Affiliates pending, or which a Seller or any such Affiliate has commenced preparations to initiate, against any other Person relating to or affecting the Acquired Assets.
4.7    Reserved.
4.8    Reserved.
4.9    Taxes.
(a)    There are no material Liens on any of the Acquired Assets that arose in connection with, or are attributable to, any Seller’s failure to pay any Tax.
(b)    Except as set forth on Schedule 4.9(b), there is no material dispute or claim concerning any Tax Liability of any Seller, with respect to the Business or the Acquired Assets, claimed, raised, or threatened by any Governmental Entity in writing.
(c)    Except as set forth on Schedule 4.9(c), each Seller has timely filed all material U.S. federal, State and other Tax Returns that it was required to file under applicable Law with respect to the Business or the Acquired Assets, and (i) all such Tax Returns are true, correct, and complete in all material respects, and (ii) all material Taxes with respect to the Business or the Acquired Assets due (whether or not shown on such Tax Returns) have been fully and timely paid (other than any Taxes not due as of the date of the filing of the Chapter 11 Cases as to which subsequent payment was prohibited by reason of the Chapter 11 Cases and any Taxes that are the subject of a Permitted Lien).
4.10    Compliance with Laws; Permits. The Business has been operated in compliance with all applicable Laws, and no Seller has received any written notice of any alleged material violation of applicable Law from any Governmental Entity or other Person Relating to the Business, in either case except as would not, individually or in the aggregate be, or would reasonably be expected to be, material to the Acquired Assets taken as a whole. Sellers hold all material Permits necessary or required pursuant to applicable Law for the operation of the Business as presently conducted and for the ownership, lease or operation of the Business and the construction of any material improvements currently under construction on the Leased Real Property. To Sellers’ Knowledge, as of the date hereof, (a) no Seller has received written notice of any material default under any Permit Relating to the Business and (b) no violations exist in respect of such Permits, except for such non‑compliance and such facts, conditions or circumstances, the existence of which would not, individually or in the aggregate, be, or would reasonably be expected to be, material to the Acquired Assets taken as a whole.
4.11    Contracts. Schedule 2.1(d) contains a true, correct and complete list of all Contracts that are necessary for the transfer, assignment and use of the Transferred Intellectual Property. Subject to receipt of the Necessary Consents and compliance with Section 6.10, (i) subject to the entry of the Sale Order, each of the Assumed Contracts is in full force and effect and constitutes a valid and binding obligation of the applicable Seller, and, to the Knowledge of Sellers, each other party thereto, and (ii) no Seller is in breach or default in any material respect under any of the Assumed Contracts and, to the Knowledge of Sellers, the other parties to such Contracts are not in breach or default in any material respect thereunder (and in each such case no event exists that with the passage of time or the giving of notice would constitute such material breach or default in any material respect, result in a loss of material rights, result in the payment of any damages or penalties or result in the creation of any Liens thereunder or pursuant thereto other than Permitted Liens). To Sellers’ Knowledge, none of the Assumed Contracts have been cancelled or otherwise terminated by Sellers, and Sellers have not delivered any written notice to any counterparty to such Assumed Contract regarding any such cancellation or termination by Sellers.
4.12    Insurance Claims. Schedule 4.12 contains a true, correct and complete list of all insurances policies as of the Agreement Date (including the names and insurers and policy numbers) that are owned by any Seller or name any Seller as an insured or loss payee and that are relating primarily or exclusively to the Acquired Assets and a description of all material pending claims under each of such insurance policies pertaining to the Acquired Assets. Sellers have within the past three (3) years reported all known material Claims or incidents to the respective insurers that have issued current and prior insurance policies insuring the Business to the extent that any such Claims or incidents would reasonably be expected to create a covered event under the terms and conditions of such policies and Sellers were required to report them pursuant to the terms of the policies.
4.13    Intellectual Property.
(a)    Schedule 4.13(a) sets forth a true, correct and complete list of all material Intellectual Property that is, as of the Agreement Date, issued, registered, or subject to an application for registration that is Transferred Intellectual Property (the “Registered IP”).
(b)    Sellers own all Registered IP and all Transferred Intellectual Property free and clear of all Liens (other than Permitted Liens), and such Registered IP remains pending or in full force and effect and has not expired or been cancelled.
(c)    To the Knowledge of Sellers, (i) the Registered IP is valid and enforceable except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (ii) the past three (3) years of use and current use by Sellers of the Transferred Intellectual Property owned by or licensed to Sellers does not infringe or otherwise violate any Intellectual Property of any other Person, except as would not, individually or in the aggregate, be, or reasonably be expected to be, material to the Transferred Intellectual Property. Except as provided for in Schedule 4.13(c), there is no Proceeding pending or, to the Knowledge of Sellers, threatened, alleging any such infringement or violation of any Seller’s rights in or to the Registered IP or other Transferred Intellectual Property owned by Sellers, except as would not, individually or in the aggregate, be, or reasonably be expected to be, material to the Transferred Intellectual Property. Except as provided for in Schedule 4.13(c), to the Knowledge of Sellers, no Person is infringing or otherwise violating the Registered IP or other Transferred Intellectual Property owned by Sellers.
4.14    Anti-Corruption and Sanctions.
(a)    Each Seller and each of such Seller’s Subsidiaries, and, to the Knowledge of Sellers, all of their respective directors, officers, agents or employees, has been for the past five (5) years and currently is in compliance in all material respects with, Anti-Corruption Laws and Sanctions, Anti‑Money Laundering Laws and Export Control and Customs Laws.
(b)    None of Sellers or any of their Subsidiaries, or, to the Knowledge of Sellers, any directors, officers, agents or employees or Affiliates of Sellers or any of their Subsidiaries, or any other Person acting on their behalf has, (i) directly or indirectly, engaged in any Anti-Corruption Prohibited Activity, (ii) directly or indirectly engaged in any transaction or other business with a Restricted Party in violation of applicable Sanctions, or (iii) been or is the subject of any investigation by any Governmental Entity concerning compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control and Customs Laws, or Sanctions. None of Sellers or any of their Subsidiaries, nor to the Knowledge of Sellers any of their respective officers, directors, employees, Affiliates or agents acting on their behalf, is a Restricted Party.
4.15    Data Privacy. In connection with its collection, storage, transfer (including transfer across national borders) and/or use of any personally identifiable information from any individuals, including any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), to the Knowledge of Sellers, each Seller is and, during the last six (6) years, has been in compliance with all applicable Laws in all relevant jurisdictions except as would not, individually or in the aggregate, be, or would reasonably be expected to be, material to the Acquired Assets taken as a whole and has obtained all necessary rights from third parties and complied in all material respects with all other requirements under applicable Laws to enable the collection, storage, transfer and/or use of such Personal Information for the purposes of the Business (as is customary in the retail and e-commerce industries) following Closing. Each Seller has complied in all material respects with the opt-out provisions of its privacy policies and any and all requests of customers to opt out of receipt of marketing messages. Each Seller has commercially reasonable physical, technical, organizational and administrative security measures in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure in accordance with applicable Laws and to the Knowledge of the Sellers there have been no security incidents which have resulted in the accidental or unlawful destruction, loss, alteration or unauthorized disclosure of or access to Personal Information during the last six (6) years.
4.16    Gym-IPCO LLC.
(a)    Sellers have provided Buyer with a true, correct and complete copy of the Gym-IPCO LLC Agreement.
(b)    Gym-IPCO is fully funded and there are no outstanding obligations of any Seller to make any Capital Contributions, fund any Expenses or pay any Expense Loan thereunder (each as defined in the Gym-IPCO LLC Agreement).
(c)    Sellers own beneficially and of record all of the Gym-IPCO Interests, free and clear of all Liens, and Sellers have full right, power and authority to transfer such Gym-IPCO Interests to Buyer, free and clear of all Liens, in each case other than (i) Liens arising pursuant to applicable securities Laws, (ii) Permitted Liens and (iii) Liens expressly set forth in the Gym-IPCO LLC Agreement.
4.17    Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 4 (as modified by the Disclosure Schedules) and the other Transaction Documents, none of Sellers nor their respective Affiliates, nor any of their respective Representatives, makes or has made any other representation or warranty on behalf of Sellers or otherwise in respect of Sellers, the Acquired Assets or the Business. Except for the representations and warranties contained in this Article 4 (as modified by the Disclosure Schedules) and the other Transaction Documents, each Seller (a) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Acquired Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of Sellers or any of their respective Affiliates). Sellers make no representations or warranties to Buyer regarding the probable success or profitability of the Acquired Assets. The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Sellers Material Adverse Effect.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represent and warrant to Sellers, as of the Agreement Date and as of the Closing, except as set forth on the Disclosure Schedules, as follows:
5.1    Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Buyer has all necessary corporate power and authority to own and operate its properties, to lease the property it operates under lease and to conduct its business.
5.2    Due Authorization, Execution and Delivery; Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and to perform its obligations hereunder and thereunder (subject, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order). The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on the part of Buyer and no other corporate action on the part of Buyer is necessary to authorize this Agreement and such other Transaction Documents and to consummate the Transactions (subject, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order). This Agreement and the other Transaction Documents to which Buyer is (or will become at Closing) party have been (or will be) duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by all parties hereto and thereto, other than Buyer) constitute (or will constitute) valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms (subject, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order), in each case except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
5.3    Governmental Approvals. No notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Entity is required by Buyer with respect to Buyer’s execution and delivery of any Transaction Document to which it is (or will become at Closing) a party or the consummation of the Transactions, except (a) as may be required under the HSR Act, (b) the Sale Order having been entered by the Bankruptcy Court, and (c) any consent, approval or authorization of or designation, declaration or filing with any Governmental Entity the failure of which to be made or obtained would not, individually or in the aggregate, be reasonably expected to result in a Buyer Material Adverse Effect.
5.4    No Conflicts. The execution, delivery and performance by Buyer of any Transaction Document to which Buyer is (or will become at Closing) a party and the consummation of the Transactions, does not and will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws or comparable governing documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material Contract of Buyer, or (c) result in a violation of any Law or Order applicable to it, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.
5.5    Availability of Funds and Financial Capability. To the extent that any portion of the Purchase Price is payable in cash, Buyer, as of the Closing, will have sufficient funds available to it to pay the cash portion of the Purchase Price on the Closing Date and to enable Buyer to perform all of its obligations under this Agreement. Immediately after giving effect to the consummation of the Transactions: (a) the fair saleable value (determined on a going concern basis) of the assets of Buyer will be greater than the total amount of its Liabilities; (b) Buyer will be solvent and able to pay its respective debts and obligations in the Ordinary Course of Business as they become due; (c) no transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer in connection with the Transactions; (d) Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured; and (e) Buyer will have adequate capital to carry on all businesses in which it is about to engage.
5.6    Adequate Assurances Regarding Executory Contracts. Buyer (or such of Buyer’s Affiliates which will be assuming any Assumed Contract) is and will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts.
5.7    Condition and Location of Acquired Assets. Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that the Acquired Assets are furnished “as is”, “where is” and, subject only to the representations and warranties contained in Article 4, with all faults, limitations and defects (hidden and apparent) and, subject to the representations and warranties contained in Article 4, without any other representation or warranty of any nature whatsoever and without any guarantee or warranty (whether express or implied) as to their title, quality, merchantability or their fitness for Buyer’s intended use or a particular purpose or any use or purpose whatsoever.
5.8    Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 5 (as modified by the Disclosure Schedules), none of Buyer, its Affiliates, nor any of their respective Representatives, makes or has made any other representation or warranty on behalf of Buyer. Except for the representations and warranties contained in this Article 5 (as modified by the Disclosure Schedules), Buyer disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Sellers or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Sellers by any Representative of Buyer or any of their respective Affiliates). The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Buyer Material Adverse Effect.
5.9    No Other Representations or Warranties of Sellers; Disclaimers.
(a)    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE TRANSACTION DOCUMENTS, BUYER ACKNOWLEDGES AND AFFIRMS THAT SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY RESPECTIVE AFFILIATE OR REPRESENTATIVE OF SELLERS OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, SELLERS’ COUNSEL, OR ANY OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLERS). OTHER THAN AS SET FORTH HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, BUYER FURTHER ACKNOWLEDGES AND AFFIRMS THAT SELLERS MAKE NO REPRESENTATION, COVENANT OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY FILES, RECORDS OR DATA HERETOFORE OR HEREAFTER FURNISHED IN CONNECTION WITH THE ACQUIRED ASSETS (INCLUDING WITHOUT LIMITATION IN ANY CONFIDENTIAL INFORMATION STATEMENT OR MEMORANDUM, MANAGEMENT PRESENTATION, OR DOCUMENT MADE AVAILABLE IN A DATAROOM). OTHER THAN AS SET FORTH HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, ANY AND ALL SUCH FILES, RECORDS AND DATA FURNISHED BY SELLERS ARE PROVIDED AS A CONVENIENCE, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THE TRANSACTION DOCUMENTS, BUYER FURTHER ACKNOWLEDGES AND AFFIRMS THAT SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (A) THE TITLE TO ANY OF THE ACQUIRED ASSETS, (B) THE CONDITION OF THE ACQUIRED ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING UNDERSTOOD THAT, OTHER THAN AS SET FORTH HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, THE ASSETS ARE BEING SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS,” (C) FREEDOM FROM HIDDEN OR REDHIBITORY DEFECTS OR VICES, (D) ANY INFRINGEMENT BY SELLERS OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, AND (E) ANY INFORMATION, DATA, OR OTHER MATERIALS.
(b)    Buyer acknowledges and affirms that it has made its own independent investigation, analysis, and evaluation of the Transactions contemplated hereby and the Acquired Assets (including Buyer’s own estimate and appraisal of the extent and value of the Acquired Assets). Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation. Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced, any Proceeding of any kind against Sellers or any of their respective Affiliates or Subsidiaries, alleging facts contrary to the foregoing acknowledgment and affirmation.
ARTICLE 6
COVENANTS OF THE PARTIES
6.1    Conduct of Business Pending the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Closing (or, solely with respect to the Specified Domain Names, the Subsequent Closing) (the “Interim Period”), except (x) as may be required by Order of the Bankruptcy Court (provided that no Seller directly or indirectly petitioned, sought, requested or moved for such order of the Bankruptcy Court or authorized, supported or directed any other Person to petition, seek, request or move for such Order of the Bankruptcy Court), (y) as contemplated in the Liquidation Agreement, or (z) as contemplated by the Approved Budget, Sellers shall carry on the Business in the Ordinary Course of Business and, to the extent consistent therewith, use commercially reasonable efforts to preserve the Business intact and preserve the goodwill of and relationships with Governmental Entities, customers, suppliers, employees and others having business dealings with the Business. Notwithstanding the first sentence of this Section 6.1, during the Interim Period, except (I) as contemplated in the Liquidation Agreement or (II) as contemplated by the Approved Budget, Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, without the prior written consent of Buyer:
(a)    modify, amend, terminate, waive any material rights or obligations under or otherwise seek to reject any Assumed Contract;
(b)    extend the Sale Termination Date under the Liquidation Agreement beyond April 30, 2019;
(c)    lease, license, surrender, relinquish, sell, transfer, convey, assign or otherwise dispose of any interest in any Acquired Assets other than pursuant to an Order of the Bankruptcy Court (provided that no Seller directly or indirectly petitioned, sought, requested or moved for such order of the Bankruptcy Court or authorized, supported or directed any other Person to petition, seek, request or move for such Order of the Bankruptcy Court);
(d)    mortgage, pledge or subject to Liens (other than Permitted Liens) any of the Acquired Assets or any part thereof;
(e)    institute, settle, compromise or agree to settle any (i) material Proceeding (other than the Chapter 11 Cases) before any Governmental Entity relating primarily or exclusively to the Acquired Assets or (ii) pending or threatened Claim that could give rise to Liabilities that are not Assumed Liabilities, or modify in any manner that is adverse to the Acquired Assets, rescind, reject or terminate a Transferable Permit (or application therefor) relating primarily or exclusively to the Acquired Assets;
(f)    with respect to any Acquired Asset, (i) make, change or revoke any material Tax election, (ii) change any annual Tax accounting period, (iii) enter into any agreement with respect to material Taxes or apply for any Tax ruling, (iv) file any amended Tax Return, (v) settle or compromise any Tax Liability or Claim for a Tax refund, (vi) surrender any right to Claim a refund for Taxes, (vii) incur any material Tax Liability outside of the Ordinary Course of Business, (viii) consent to an extension of the statute of limitations applicable to any Tax Claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business) or (ix) change (or request any Governmental Entity to change) any material aspect of its method of accounting for Tax purposes, in each case, except as required by applicable Law; or
(g)    enter into any Contract to do any of the foregoing.
Nothing contained in this Agreement is intended to give Buyer or its Affiliates, directly or indirectly, the right to control or direct the business of Sellers prior to the Closing.
6.2    Back-Up Bidder. If an Auction is conducted, and Buyer is not the Successful Bidder for the Acquired Assets, Buyer shall, in accordance with and subject to the Bidding Procedures, be required to serve as the back-up bidder if Buyer is the next highest or otherwise best bidder for the Acquired Assets at the Auction (the party that is the next highest or otherwise best bidder at the Auction after the Successful Bidder, the “Back-Up Bidder”) and, if Buyer is the Back-Up Bidder, Buyer shall, notwithstanding Section 8.1(b)(ii), be required to keep its bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer in the Auction) open and irrevocable until the Outside Back-Up Date. Following the Auction, if the Successful Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, then Buyer, if Buyer is the Back-Up Bidder, will be deemed to have the new prevailing bid, and Sellers may seek authority to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer in the Auction) with the Back-Up Bidder.
6.3    Access. Subject to applicable Law, during the Interim Period, Sellers (a) shall give Buyer and its Representatives reasonable access during normal business hours to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of Sellers in each case to the extent relating primarily or exclusively to the Acquired Assets, as Buyer reasonably deems necessary in connection with effectuating the Transactions contemplated by this Agreement (b) shall furnish to Buyer and its Representatives such information relating primarily or exclusively to the Acquired Assets as Buyer and its Representatives reasonably request and (c) shall cooperate reasonably with Buyer in its investigation of the Acquired Assets. It is acknowledged and understood that no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or other agreement given or made by Sellers hereunder. Notwithstanding the foregoing, Buyer shall not have, by virtue of this Section 6.3, any additional access or investigation right to the extent it relates to the negotiation of this Agreement or the Transactions. Buyer agrees to indemnify and hold Sellers and their Affiliates and their respective Representatives harmless of and from all actions, Claims, investigations, deficiencies, costs and expenses (including attorneys’ fees and expenses) that arise out of or relate to physical injuries arising from Buyer’s inspection of the Acquired Assets (other than to the extent any of the foregoing results from the willful misconduct of the Person seeking such indemnification), and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify shall survive Closing or any termination of this Agreement.
6.4    Public Announcements. Buyer and Sellers will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or public announcement of this Agreement and the Transactions (which press release or public announcement shall be distributed by email to the parties in the Notice section of this Agreement), and neither Buyer nor any Seller shall issue any such press release or public announcement without the prior approval of the other Party, which approval will not be unreasonably withheld or delayed, in each case except as may be required by Law, court process (including the filing of this Agreement with the Bankruptcy Court) or by obligations pursuant to any listing agreement with any national securities exchange. Buyer and each Seller shall cause its Affiliates and Representatives to comply with this Section 6.4. Notwithstanding the foregoing, Buyer shall have no obligation to consult with or seek approval from Sellers prior to (i) filing, distributing or furnishing its Form 8-K (including all exhibits, appendices, or other attachments thereto) with or to the Securities and Exchange Commission or (ii) issuing a press release, in either case announcing entry into this Agreement (and the other Transaction Documents) and the Transactions or that it is the Successful Bidder or Back-up Bidder following the Auction.
6.5    Tax Matters.
(a)    All Transfer Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement shall be borne by Buyer. Sellers and Buyer shall cooperate to timely prepare and file any Tax Returns relating to such Transfer Taxes, including any Claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Buyer or Sellers, as applicable, shall file all necessary documentation and returns with respect to such Transfer Taxes when due, and shall promptly, following the filing thereof, furnish a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax to the other Parties hereto. Buyer shall pay all such Transfer Taxes when due. Notwithstanding the foregoing, Sellers shall be reimbursed by Buyer with respect to any such Transfer Taxes paid by Sellers.
(b)    Each of Buyer, on the one hand, and Sellers, on the other hand, shall furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating primarily or exclusively to the Acquired Assets as is reasonably necessary for filing of all Tax Returns, including any Claim for exemption or exclusion from the application or imposition of any Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any Proceeding relating to any Tax Return.
6.6    Approvals; Reasonable Best Efforts; Notification; Consent.
(a)    Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions. Without limiting the generality of the foregoing, the Parties will, at Buyer’s sole cost and expense, use their respective reasonable best efforts to (i) prepare and file as soon as practicable all forms, registrations and notices relating to the consents of Governmental Entities that are required by applicable Law to be filed in order to consummate Transactions that are material to the Acquired Assets or to Buyer and its Affiliates (with respect to any filing required under the HSR Act, within five (5) Business Days following the Agreement Date, and with respect to any other such filing, as soon as reasonably possible), and take such actions as are reasonably necessary to obtain any consents from, or to avoid any action or proceeding by, any Governmental Entity relating to such approvals, including any Notification and Report Forms in connection with the HSR Act or approvals required under Environmental Law, including notifications and approvals necessary to transfer Permits, licenses and other authorizations required under Environmental Law (to the extent such Permits, licenses and other authorizations are transferable), (ii) take all actions necessary to transfer the Acquired Assets, (iii) take all actions necessary to cause all conditions set forth in Article 7 to be satisfied as soon as practicable (iv) lift or rescind any existing Order preventing, prohibiting or delaying the consummation of the Transactions, (v) effect all necessary registration, applications, notices and other filings required by applicable Law, including, as applicable to Sellers, under the Bankruptcy Code, and (vi) execute and deliver any additional instruments necessary to fully carry out the purposes of this Agreement; provided, however, that nothing in this Agreement, including this Section 6.6 shall require Buyer to (A) consent to any material condition or material concession required by any Governmental Entity or third party; (B) consent to any divestitures of any material subsidiary or material assets of Buyer or its Affiliates, or of the Acquired Assets or accept any material limitation on or material condition on the manner in which any of the foregoing conducts their business; (C) pay any material amounts required or requested by any Governmental Entity; or (D) accept an agreement to hold separate any material portion of any business or of any material assets of any material subsidiary of Buyer or its Affiliates, or of the Acquired Assets. Buyer and Sellers shall not, and shall cause their respective Affiliates not to, take any action that would reasonably be expected to prevent or materially delay the approval of any Governmental Entity of any of the filings referred to in this Section 6.6(a).
(b)    Each Party shall (i) respond as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from any Governmental Entity relating to the matters described in Section 6.6(a), (ii) not extend any waiting period or agree to refile under the HSR Act (except with the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed) and (iii) not enter into any agreement with the any Governmental Entity agreeing not to consummate the Transactions.
(c)    In connection with and without limiting the foregoing, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity: (i) promptly notify the other Parties of any material written communication to that Party from any Governmental Entity concerning this Agreement or the Transactions, and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing; (ii) not participate in or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Transactions unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate in such meeting, telephone call or discussion; and (iii) subject to the attorney-client and similar applicable privileges, furnish outside legal counsel for the other Parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between such Party and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or its members or their respective staffs, on the other hand, with respect to this Agreement and the Transactions; provided, however, that any such Party may limit the disclosure of filings to protect confidential information, including limiting dissemination of filings to an “outside counsel only” basis.
6.7    Reserved.
6.8    Further Assurances. The Parties agree to (a) furnish upon request to each other such further information, (b) execute, acknowledge and deliver to each other such other documents and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents, including, without limitation, execution and delivery of the Power of Attorney Agreement; provided that nothing in this Section 6.8 or this Agreement shall prohibit Sellers from ceasing operations or winding up their affairs following the Closing. At the Closing, Sellers shall execute and deliver to Buyer such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Buyer title to the Acquired Assets free and clear of all Liens (other than Permitted Liens) and to comply with the purposes and intent of this Agreement and such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by Sellers and assumption by Buyer of the Acquired Assets. Each of Sellers, on the one hand, and Buyer, on the other hand, shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the Transactions contemplated by this Agreement at or after the Closing, including, assistance by Sellers (with respect to applicable filing, submission or similar fees, at Buyer’s cost and expense) with the transfer of the Transferred Intellectual Property (including with respect to making all appropriate filings and submissions with the United States Copyright Office, United States Patent and Trademark Office and any applicable similar agencies in foreign jurisdictions promptly after Closing, and in any event within thirty (30) days of Closing) and taking whatever steps or actions that are reasonably necessary to transfer the domain names included in the Transferred Intellectual Property, including, (i) causing any party under Sellers’ control to execute such documents and do all other acts reasonably necessary to transfer such domain names to Buyer, (ii) taking any and all actions that may be required or recommended by the applicable domain name registrars to effectuate and/or record the transfer of such domain names from Sellers to Buyer with such registrars, (iii) causing the administrative and technical contact(s) for such domain names to take all steps as may be reasonably necessary to effect the transfer and recordation of the domain names from Sellers to Buyer, (iv) providing Buyer or its permitted successors, assigns or other legal representatives with the details of any account information or passwords necessary for Buyer to control the domain names, and (v) taking any acts necessary to cause the publicly available records accessible through the “Whois” system to state that Buyer is the registrant of the Domain Names (in the case of (i) – (v) at the Closing or the Subsequent Closing, as applicable).
6.9    Bankruptcy Court Filings.
(a)    Seller will file the results of the Auction, the notice of the Successful Bidder and the Proposed Assumed Contracts Notice (as defined in the Bidding Procedures), in accordance with the Bidding Procedures and with the Bankruptcy Court prior to Closing. Seller shall give appropriate notice, and provide appropriate opportunity for hearing, to all Persons entitled thereto, of all motions, orders, hearings and other proceedings relating to this Agreement and the Transactions contemplated hereby and thereby and such additional notice as ordered by the Bankruptcy Court.
(b)    Sellers shall use reasonable best efforts to secure entry of the Sale Order. Sellers shall use reasonable best efforts to demonstrate to the Bankruptcy Court that they have taken reasonable steps to obtain the highest, best or otherwise financially superior offer possible for the Acquired Assets under the circumstances. Sellers shall use their commercially reasonable efforts to secure expedited resolution of any appeal, petition or motion for reconsideration, modification amendment, vacation, stay rehearing or re-argument related to the Sale Order. Sellers shall use commercially reasonable efforts to comply (or obtain an Order from the Bankruptcy Court waiving compliance) with all requirements under the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules in connection with obtaining approval of the Sale Order. Sellers shall consult in good faith with Buyer and its Representatives concerning the Sale Order, any other Orders of the Bankruptcy Court relating to the Transactions, and the bankruptcy proceedings in connection therewith, and use commercially reasonable efforts to provide Buyer with copies of applications, pleadings, notices, proposed Orders and other documents relating to such proceedings as soon as reasonably practicable but no later than one (1) Business Day (to the extent reasonably practicable), prior to filing. Any material pleadings, notices, proposed Orders and documents relating to the Transactions filed with the Bankruptcy Court by Sellers after the date hereof shall be in form and substance reasonably acceptable to Buyer prior to being filed with the Bankruptcy Court.
(c)    Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer or Designated Purchaser, as applicable, under the Assumed Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code; provided, however, in no event shall Buyer or Sellers be required to agree to any amendment of this Agreement.
(d)    Sellers further covenant and agree that, after the entry of the Sale Order, the terms of any reorganization or liquidation plan it submits to the Bankruptcy Court, or any other court for confirmation or sanction, shall not be intended to (or reasonably likely to) supersede, abrogate, nullify or restrict the terms of this Agreement in any material respect, or prevent the consummation or performance of the Transactions, in each case except as expressly permitted pursuant to Section 6.2 or the Bidding Procedures.
6.10    Cure Costs. Sellers shall transfer and assign all Assumed Contracts to Buyer or Designated Purchaser, as applicable, and Buyer or Designated Purchaser, as applicable, shall assume all Assumed Contracts from Sellers, as of the Closing Date pursuant to section 365 of the Bankruptcy Code and the Sale Order. Seller shall use reasonable best efforts to provide Buyer with a good faith estimate of the Cure Costs for each Assumed Contract as soon as reasonably practicable after the Agreement Date. In connection with the assignment and assumption of the Assumed Contracts, Buyer or Designated Purchaser, as applicable, shall cure any monetary defaults under the Assumed Contracts by payment of any Cure Costs (or create reserves therefor) as determined in accordance with the Bidding Procedures. Buyer or Designated Purchaser, as applicable, shall be responsible for demonstrating and establishing adequate assurance of future performance before the Bankruptcy Court with respect to the Assumed Contracts; provided, however, that there shall be no Cure Costs incurred by Buyer, Designated Purchaser or any of their respective Affiliates with respect to the assignment and assumption by Buyer or Designated Purchaser, as applicable, of the Zeavion License Agreement.
6.11    Preservation of Books and Records. After the Closing Date, Buyer shall provide to Sellers and their respective Affiliates and Representatives (after reasonable notice and during normal business hours and without charge to Sellers other than the costs of copying, if any) reasonable access to, including the right to make copies of, all books and records included in and otherwise related to the Acquired Assets, to the extent necessary to permit Sellers to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date (for example, for purposes of any Tax or accounting audit or any claim or litigation matter, but not for any dispute or claim between Buyer and Seller in connection with this Agreement, the Transaction Documents or otherwise), for periods prior to the Closing and shall preserve such books and records until the later of (i) such period as shall be consistent with Buyer’s records retention policy in effect from time to time, (ii) the retention period required by applicable Law, (iii) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases or (iv) in the case of books and records relating to Taxes, the expiration of the statute of limitations applicable to such Taxes. Such access shall include access to any information in electronic form to the extent reasonably available. Buyer acknowledges that Sellers have the right to retain originals or copies of all of books and records included in or related to the Acquired Assets for periods prior to the Closing.
6.12    Bulk Transfer Laws. The Parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any security interests in the Acquired Assets, including any liens or claims arising out of the bulk transfer laws, and the parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the Transactions contemplated by this Agreement.
6.13    Transfer of Assets. Buyer agrees to assume responsibility for, and pay all expenses in connection with, removing, transporting or relocating all Acquired Assets that, at the Closing, are located at any of the facilities or Real Property of any Seller or any of their Affiliates, and which, if reasonably requested by Buyer, have been packaged by any Seller (which packaging shall be at the Buyer’s cost and expense) for transport. Other than the items set forth in Section 3.1(b) which are to be delivered at Closing, such removal, transportation or relocation shall be completed by Buyer within thirty (30) days following the Closing Date. Sellers agree, from and after the Closing Date, to provide Buyer, its agents and employees, reasonable access to such facilities during reasonable business hours and upon reasonable notice for purposes of removing such Acquired Assets. Sellers shall have no Liability to Buyer in connection with the storage at, or removal from, such facilities of such Acquired Assets after the Closing, and risk of loss with respect to such Acquired Assets shall pass to Buyer upon the Closing. Buyer shall be responsible for the costs of repairing any damage to such facilities resulting from the removal of such Acquired Assets therefrom after the Closing Date.
6.14    Payments from Third Parties After Closing. In the event that any Seller receives any payment from a third party (other than Buyer or any of its Affiliates) after the Closing Date pursuant to any of the Assumed Contracts (or with respect to the operation by Buyer of any Acquired Asset during the post-Closing period) and to the extent such payment is not in respect of an Excluded Asset or an Excluded Liability, Sellers shall forward such payment, as promptly as practicable but in any event within thirty (30) days after such receipt, to Buyer (or other entity nominated by Buyer in writing to Sellers) and notify such third party to remit all future payments (in each case, to the extent such payment is in respect of any post‑Closing period with respect to an Acquired Asset and is not in respect of an Excluded Asset or an Excluded Liability) pursuant to the Assumed Contracts to Buyer (or such other entity). Notwithstanding anything to the contrary in this Agreement, in the event that Buyer or any of its Affiliates receives any payment from a third party after the Closing on account of, or in connection with, any Excluded Asset, Buyer shall forward such payment, as promptly as practicable but in any event within thirty (30) days after such receipt, to Sellers (or other entity nominated by Sellers in writing to Buyer) and notify such third party to remit all future payments on account of or in connection with any Excluded Assets to Sellers (or such other entity).
6.15    Use of Names. Gemstone and its Subsidiaries shall have the limited, non-transferable, non-sublicensable, royalty-free, non-exclusive right to use the “Gymboree” name or any variations or derivatives thereof or any trademarks or logos embodying the foregoing (collectively, the “Names”) as currently used by Gemstone and its Subsidiaries and in a manner substantially consistent with or substantially analogous to the scope of use of the Names by Gemstone and its Subsidiaries in the twelve (12) month period prior to the Closing, and solely in connection with the Liquidation Agreement and the wind-down of the Gemstone and Coral Brick and Mortar Business, including with respect to (a) the legal names of Gemstone and its Subsidiaries, (b) existing signage on and in physical facilities, labeling, stationery, business forms, supplies and advertising and promotional materials bearing the Names, and (c) as part of the Specified Domain Names in the case of (a) and (b), until thirty (30) days (the “Termination Date For Use of Name”) following the earliest of (i) the date on which the Chapter 11 Cases are terminated, (ii) the date on which the Chapter 11 Cases are fully and finally resolved and (iii) the date that is ninety (90) days after the Closing and, in the case of (c), until the earliest of (i) the date on which the Sale (as defined in the Liquidation Agreement as in existence on January 18, 2019) has terminated and the Agent is no longer using the Specified Domain Names and (ii) the Subsequent Closing Date; provided, however, that neither Gemstone nor any of its Subsidiaries shall (i) take any action that would reasonably be expected to impair the value of or goodwill associated with the Names, or (ii) apply the Names to any product or other materials that were not existing as of the Closing or use the Names in connection with any service, location or business that was not existing as of the Closing. Gemstone and each of its Subsidiaries acknowledges and agrees that, as of the Closing, the Names shall be the exclusive property of the Buyer as of the Closing (subject to the rights of Gemstone and its Subsidiaries pursuant to this Section 6.15), and that any and all goodwill arising in connection with the use of the Names inures solely to Buyer, and that all such use is subject to quality standards set by Buyer and communicated to Gemstone and its Subsidiaries from time to time. The right of Gemstone and its Subsidiaries to use the Names shall be subject to Buyer’s control of the character and quality of the goods and services provided by Gemstone and its Subsidiaries in association with the Names, and such quality control obligations shall be met so long as the goods and services provided by Gemstone and its Subsidiaries in association with the Names are of a character and quality substantially equivalent to or better than the quality of those provided by Gemstone and its Subsidiaries in the twelve (12) month period prior to the Closing. No later than the Termination Date For Use of Name, Sellers shall cease all usage of the Names, including (i) filing appropriate documents with the Bankruptcy Court changing the caption of the Bankruptcy Case to one that does not contain the name of any of the Transferred Intellectual Property or any similar or confusing name and (ii) filing amendments with the appropriate Governmental Authorities changing their respective corporate names, “doing business as” name, trade name, and any other similar corporate identifier to one that does not contain the name of any of the Transferred Intellectual Property or any similar or confusing name.

6.16    Notification of Certain Matters.
(a)    Gemstone will promptly notify Buyer of: (i) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions contemplated by this Agreement, except with respect to any consent the failure of which to be obtained would not be, or reasonably be expected to be, material to the Acquired Asset; (ii) any written notice or other communication from any Governmental Entity (other than the Chapter 11 Cases) related to or in connection with the Transactions contemplated by this Agreement; and (iii) promptly upon discovery thereof, any material variances from, or the existence or occurrence of any event, fact or circumstance arising after the execution of this Agreement that would reasonably be expected to cause any of the representations and warranties contained in Article 4 to be untrue or inaccurate in a manner that would reasonably be expected to cause the conditions set forth in Section 7.1 not to be satisfied.
(b)    Sellers shall use their reasonable best efforts to deliver to Buyer the following additional information (as of the Agreement Date) within ten (10) Business Days after the Agreement Date a true and complete list of each Necessary Consent.
6.17    Confidentiality.
(a)    Upon and for a period of one (1) year following the Closing, Sellers shall, and shall cause their respective Affiliates and representatives to, keep confidential all non-public information regarding the Acquired Assets, except for (i) such public disclosure as Sellers and its counsel may reasonably determine to be required under any applicable Law, regulation, stock exchange requirement or Order (provided that Sellers will provide Buyer with prior written notice of any such disclosure to the extent permitted by applicable Law and, where applicable and reasonably requested by Buyer and at Buyer’s sole cost and expense, Sellers will use commercially reasonable efforts to cooperate with Buyer to obtain a protective order or other confidential treatment or otherwise limit the scope of information that is required to be disclosed, and Sellers shall only disclose that portion of such information as Sellers are advised by its in counsel in writing is required to be disclosed) and (ii) disclosure to its representatives solely to the extent that such parties need to know such information and agree to be bound by confidentiality obligations no less protective than those set forth in this Section 6.17(a). Sellers will be responsible for any disclosure by their respective Affiliates and representatives of any such non-public information regarding the Acquired Assets to the same degree as if such disclosure were made by Sellers.
(b)    Subject to Section 6.4, during the Interim Period, each of Buyer and Seller shall, and shall cause their respective Affiliates, and representatives to, abide by the confidentiality provisions set forth in that certain Confidentiality Agreement, dated as of January 24, 2019, by and between Gemstone and The Children’s Place, Inc.
6.18    Communication With Other Bidders. Unless prohibited by Law, Buyer (and its representatives) may, with the prior written approval of Sellers (which such approval may be granted or withheld in Sellers’ sole discretion) initiate, participate or agree to participate in any meeting or engage in substantive discussion with any potential bidders in the Auction regarding this Agreement, the Transactions, the Business, the Auction or any matter related thereto (including discussions regarding potential joint bidding arrangements or stalking horse bids with respect to specific parts of the Business).
6.19    Personally Identifiable Information. Buyer acknowledges that the Acquired Assets include personally identifiable information within the meaning of Section 363(b) of the Bankruptcy Code, including personal information about the Sellers’ customers (such Acquired Assets collectively, “PII”). In connection therewith, from and after the Closing, Buyer shall: (a) maintain appropriate security controls and procedures (technical, operational, managerial and otherwise) to protect PII, (b) abide by all Laws applicable to PII and (c) take such further actions with respect to PII as may be agreed between the Parties in their discretion. Buyer further agrees that it shall (i) abide by Sellers’ privacy policies and privacy-related covenants made in Sellers’ terms of service that were in effect as of the Petition Date, with respect to such PII (it being understood that Buyer may revise such policies and terms as provided by such policies and terms), (ii) respect prior requests of customers to opt out of receipt of marketing messages (to the extent Sellers make Buyer aware of such requests; provided, that Buyer shall seek to obtain such information from Sellers) and (iii) use personal information only for the purposes of continuing operations in respect of the Acquired Assets following the Closing and continuing to provide similar goods and services to customers, including marketing the products and services related to Acquired Assets or as otherwise permitted by Sellers’ privacy policies or privacy-related covenants made in Sellers’ terms of service.
6.20    Customer Data.
(a)    Promptly following the Subsequent Closing Date, Sellers shall deliver to Buyer (in the same format that Customer Data is required to be delivered at the Closing pursuant to Section 3.1(b)(iii)) a copy of any Customer Data collected between the Closing and the Subsequent Closing Date as a result of the use of the Specified Domain Names as contemplated by Section 6.15.
(b)    From the Closing Date through the Subsequent Closing Date, Sellers will make publicly available a new privacy policy that expressly provides that any Personal Information may be shared with, and transferred to, Buyer, as the acquiror of the Acquired Assets, and will be subject to Buyer’s publicly available privacy policy.
ARTICLE 7
CONDITIONS TO OBLIGATIONS OF THE PARTIES
7.1    Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or written waiver by Buyer in Buyer’s sole discretion) at or prior to the Closing Date of each of the following conditions:
(a)    Accuracy of Representations and Warranties. The representations and warranties of Sellers (i) set forth in Section 4.1 (Organization) and Section 4.2 (Due Authorization) (collectively, the “Seller Fundamental Representations”) shall be true and correct in all respects and (ii) set forth in Article 4 (other than the Seller Fundamental Representations) shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Sellers Material Adverse Effect” and words of similar import set forth therein), except where the failure of such representations or warranties to be true and correct would not reasonably be expected to have a Sellers Material Adverse Effect, in the case of each of clauses (i) and (ii), as of the Agreement Date and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date).
(b)    Performance of Obligations. Sellers shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date.
(c)    Officer’s Certificate. Buyer shall have received a certificate, dated the Closing Date, of an executive officer of each Seller to the effect that the conditions specified in Section 7.1(a) and Section 7.1(b) above have been fulfilled and/or waived.
(d)    Antitrust Approval. All applicable waiting periods under the HSR Act related to the Transactions shall have expired or been terminated, if required.
(e)    Sale Order. After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Sale Order, and such Sale Order shall be in full force and effect and shall not have been reversed, stayed, modified, amended or vacated, and as to which the time to appeal or seek certiorari or move for a vacatur, new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a vacatur, new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the Order was appealed or from which certiorari was sought or the vacatur, new trial, reargument or rehearing shall have been denied or resulted in no modification of such Order. The Sale Order shall provide that the Sale Term as defined in the Liquidation Agreement shall cease on or before April 30, 2019 without further amendment.
(f)    No Order. No court or other Governmental Entity has issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement.
(g)    Assumed Contracts. The Bankruptcy Court shall have approved and authorized the assumption and assignment of the Assumed Contracts.
7.2    Conditions Precedent to the Obligations of Sellers. The obligation of Sellers to consummate the Transactions is subject to the satisfaction (or written waiver by Sellers) at or prior to the Closing Date of each of the following conditions:
(a)    Accuracy of Representations and Warranties. The representations and warranties of Buyer (i) set forth in Section 5.1 (Organization) and Section 5.2 (Due Authorization), shall be true and correct in all material respects and (ii) set forth in Article 5 (other than those described in clause (i)) shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Buyer Material Adverse Effect” and words of similar import set forth therein), except where the failure of such representations or warranties to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect, in the case of each of clauses (i) and (ii), as of the Agreement Date and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date).
(b)    Performance of Obligations. Buyer shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date.
(c)    Officer’s Certificate. Sellers shall have received a certificate, dated the Closing Date, of an executive officer of Buyer to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) above have been fulfilled and/or waived.
(d)    Antitrust Approval. All applicable waiting periods under the HSR Act related to the Transactions shall have expired or been terminated, if required.
(e)    Sale Order. After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Sale Order, and such Sale Order shall be in full force and effect and shall not have been reversed, stayed, modified, amended or vacated, and as to which the time to appeal or seek certiorari or move for a vacatur, new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a vacatur, new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the Order was appealed or from which certiorari was sought or the vacatur, new trial, reargument or rehearing shall have been denied or resulted in no modification of such Order.
(f)    No Order. No court or other Governmental Entity has issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement.
7.3    Frustration of Conditions Precedent. None of Buyer or Sellers may rely on the failure of any condition set forth in this Article 7, as applicable, to be satisfied if such failure was caused by such Party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the Transactions contemplated hereby.
ARTICLE 8
TERMINATION
8.1    Termination of Agreement. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)    by written agreement of Sellers and Buyer;
(b)    by either Sellers or Buyer:
(i)    if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, or if any Order permanently restraining, prohibiting or enjoining Buyer or Sellers from consummating the Transactions is entered and such Order shall become final, provided, however, that no termination may be made by a Party under this Section 8.1(b)(i) if the issuance of such Order was caused by the breach or action or inaction of such Party;
(ii)    subject to Section 6.2, upon the filing of a motion by a Seller to approve an Alternative Transaction or the Bankruptcy Court’s entry of an order approving an Alternative Transaction; or
(iii)    if (A) a trustee or an examiner with expanded powers is appointed in any of the Chapter 11 Cases or (B) any of the Chapter 11 Cases is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code;
(c)    by Buyer if (i) there shall have been a breach by any Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.1, or (ii) any other event or condition shall result in any Seller being incapable of satisfying one or more conditions set forth in Section 7.1, and in either case such breach or other event or condition shall be incapable of being cured or, if capable of being cured, shall not have been cured within the earlier of twenty (20) days after written Notice thereof shall have been received by Sellers and the Outside Transaction Date; provided, that as of such date, Buyer is not in breach of this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2;
(d)    by Buyer if, subject to Section 6.2, (i) Sellers comply with the Bidding Procedures and accept a Successful Bid (as defined in the Bidding Procedures) from a Person other than Buyer or its permitted transferee for the Acquired Assets or (ii) Sellers enter into an Alternative Transaction;
(e)    by Sellers, if (i) there shall have been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2, or (ii) any other event or condition shall result in Buyer being incapable of satisfying one or more conditions set forth in Section 7.2, and in either case such breach or other event or condition shall be incapable of being cured or, if capable of being cured, shall not have been cured within the earlier of twenty (20) days after written Notice thereof shall have been received by Buyer and the Outside Transaction Date; provided that as of such date, any Seller is not in breach of this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.1;
(f)    by Buyer if a Sale Order has not been entered on or before March 8, 2019, and by Buyer or Sellers if the Closing shall not have occurred on or before April 1, 2019 (the “Outside Transaction Date”); provided, however, that a Party shall be permitted to terminate this Agreement pursuant to this Section 8.1(f) only if such Party is not itself in breach of any of its representations, warranties, covenants or agreements contained herein, which breach would result in the failure of a condition set forth in Article 7;
(g)    by Sellers if the governing body of any Seller determines, upon advice from outside legal counsel, that proceeding with the Transactions or failing to terminate this Agreement would violate its or such governing body’s fiduciary obligations under applicable Law, including to pursue an Alternative Transaction. For the avoidance of doubt, and subject to the terms and conditions of this Agreement (including Buyer’s right to terminate this Agreement in accordance with this Section 8.1), Sellers retain the right to pursue any transaction or restructuring strategy that, in Sellers’ business judgment, will maximize the value of their estates;
(h)    by Sellers if Buyer shall not have deposited the full Deposit, in an aggregate amount equal to $7,600,000, by 11:59 p.m. New York time on March 4, 2019; and
(i)    by written notice from Buyer to Gemstone, if Buyer is neither the Successful Bidder nor the Backup Bidder following the Auction.
8.2    Consequences of Termination. In the event this Agreement is terminated pursuant to Section 8.1(e) or otherwise terminated pursuant to Section 8.1 by Buyer and could have been terminated at the same time by Seller pursuant to Section 8.1(e), Sellers shall retain the Deposit; provided, however, that retention of the Deposit shall constitute liquidated damages and the sole and exclusive remedy of Seller in the event of a termination hereunder and shall limit Seller’s remedies against Buyer in any respect of any claim against Buyer arising under this Agreement or otherwise (subject to the last sentence of this Section 8.2). In the event of all other terminations of this Agreement prior to Closing, the Deposit shall be refunded to the Buyer. In the event of any termination of this Agreement by either or both of Buyer and Sellers pursuant to Section 8.1, written Notice thereof shall be given by the terminating Party to the other Parties hereto, specifying the provision hereof pursuant to which such termination is made, this Agreement shall thereupon terminate and become void and of no further force and effect (other than Section 6.4 (Public Announcements), this Section 8.2 (Consequences of Termination) and Article 9 (Miscellaneous) and to the extent applicable in respect of such Sections and Article, Article 1 (Definitions)), and the Transactions shall be abandoned without further action of the Parties hereto, except (a) for application of the Deposit as set forth in the foregoing sentence and (b) that such termination shall not relieve any Party of any Liability for Fraud or Willful Breach of this Agreement.
ARTICLE 9
MISCELLANEOUS
9.1    Expenses. Except as set forth in this Agreement and whether or not the Transactions are consummated, each Party hereto shall bear all costs and expenses incurred or to be incurred by such Party in connection with this Agreement and the consummation of the Transactions.
9.2    Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers; provided, that Buyer may assign its rights and obligations to a Designated Purchaser so long as Buyer remains primarily liable for its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns including any liquidating trustee, responsible Person or similar representative for Sellers or Sellers’ estate appointed in connection with the Chapter 11 Cases.
9.3    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Sellers (and their estates), Buyer (and its Designated Purchasers) and their respective successors, or permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.
9.4    Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by a nationally recognized overnight delivery service with charges prepaid, or transmitted by hand delivery, or facsimile or electronic mail, addressed as set forth below, or to such other address as such Party shall have specified most recently by written Notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile or electronic mail with confirmation of receipt; provided that if delivered or transmitted on a day other than a Business Day or after 5:00 p.m. New York time, notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely deposit of such Notice with an overnight delivery service:

If to any Seller:	Gymboree Group, Inc. 71 Stevenson Street, Suite 2200 San Francisco, CA 94105 Attention: Jon W. Kimmins and Kimberly Holtz MacMillan Email: jon_kimmins@gymboree.com and kimberly_macmillan@gymboree.com

With copies to:	Milbank LLP 55 Hudson Yards New York, NY 10001 Attention: Evan R. Fleck and Scott W. Golenbock Email: efleck@milbank.com and sgolenbock@milbank.com

If to Buyer:
TCP Brands, LLC
c/o The Children’s Place, Inc.
500 Plaza Drive, 4th Floor
Secaucus, NJ 070942
Attention:     Bradley P. Cost, Esq.,
    Senior Vice President and General Counsel
Email:     bcost@childrensplace.com
    and
Attention:     Robert A. Karpf, Esq.,
    Group Vice President and Deputy General Counsel
Email:     rkarpf@childrensplace.com

With copies to:	Torys LLP 1114 Ave of the Americas, 23rd Floor, New York, NY 10036 Attention: Alison D. Bauer Email: abauer@torys.com and Attention: Edward Fan Email: efan@torys.com
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Robert Britton
Email: rbritton@paulweiss.com
Rejection of or refusal to accept any Notice, or the inability to deliver any Notice because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.
9.5    Choice of Law. This Agreement shall be construed and interpreted, and the rights of the Parties shall be determined, in accordance with the Laws of the State of New York, without giving effect to any provision thereof that would require or permit the application of the substantive laws of any other jurisdiction.
9.6    Entire Agreement; Amendments and Waivers. This Agreement, the Sale Order, and all Transaction Documents and all certificates and instruments delivered pursuant hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties. This Agreement may be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may be waived, only by a written instrument executed by Buyer and Sellers, or in the case of a waiver, by the Party waiving compliance. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.
9.7    Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts to this Agreement may be delivered via facsimile or electronic mail. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.
9.8    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.
9.9    Headings. The table of contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
9.10    Exclusive Jurisdiction and Specific Performance.
(a)    Subject to Section 9.10(b), without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all Proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive Notices at such locations as indicated in Section 9.4. For the avoidance of doubt, this Section 9.10 shall not apply to any Claims that Buyer or its Affiliates may have against any third party following the Closing.
(b)    Notwithstanding anything herein to the contrary, in the event the Chapter 11 Cases of Sellers are closed or dismissed, the Parties hereby agree that all Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York (and, in each case, any appellate court thereof), and the Parties hereby consent to and submit to the jurisdiction and venue of such courts.
(c)    Buyer acknowledges that Sellers would be damaged irreparably in the event that the terms of this Agreement are not performed by Buyer in accordance with its specific terms or otherwise breached or Buyer fails to consummate the Closing and that, in addition to any other remedy that Sellers may have under law or equity, Sellers shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Buyer. Buyer further agrees that no Seller shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
(d)    Sellers acknowledge that Buyer would be damaged irreparably in the event that the terms of this Agreement are not performed by Sellers in accordance with its specific terms or otherwise breached or Sellers fail to consummate the Closing and that, in addition to any other remedy that Buyer may have under law or equity, Buyer shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Sellers. Each Seller further agrees that Buyer shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
9.11    WAIVER OF RIGHT TO TRIAL BY JURY. SELLERS AND BUYER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). FOR THE AVOIDANCE OF DOUBT, THIS SECTION 9.11 SHALL NOT APPLY TO ANY CLAIMS THAT BUYER OR ITS AFFILIATES MAY HAVE AGAINST ANY THIRD PARTY FOLLOWING THE CLOSING.
9.12    Survival. Each and every representation and warranty contained in this Agreement shall expire and be of no further force and effect as of the Closing. Each and every covenant and agreement contained in this Agreement (other than the covenants contained in this Agreement which by their terms are to be performed (in whole or in part) by the Parties following the Closing (each, a “Post-Closing Covenant”)) shall expire and be of no further force and effect as of the Closing. Each Post-Closing Covenant shall survive the Closing until the earlier of (a) performance of such Post-Closing Covenant in accordance with this Agreement or, (b) (i) if time for performance of such Post-Closing Covenant is specified in this Agreement, sixty (60) days following the expiration of the time period for such performance or (ii) if time for performance of such Post-Closing Covenant is not specified in this Agreement, the expiration of the applicable statute of limitations with respect to any claim for any failure to perform such Post-Closing Covenant; provided that if a written notice of any claim with respect to any Post-Closing Covenant is given prior to the expiration thereof then such Post-Closing Covenant shall survive until, but only for purposes of, the resolution of such claim by final, non-appealable judgment or settlement.
9.13    Computation of Time. In computing any period of time prescribed by or allowed with respect to any provision of this Agreement that relates to Sellers or the Chapter 11 Cases, the provisions of rule 9006(a) of the Federal Rules of Bankruptcy Procedure shall apply.
9.14    Time of Essence. Time is of the essence of this Agreement.
9.15    Non-Recourse. No past, present or future director, manager, officer, employee, incorporator, member, partner or equity holder of any Seller shall have any Liability for any Liabilities of such Seller under this Agreement or for any Claim based on, in respect of, or by reason of the Transactions.
9.16    Disclosure Schedules. Except as set forth in this Agreement, the inclusion of any information (including dollar amounts) in Disclosure Schedules shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant schedule or is material to or outside the Ordinary Course of Business of any Person. The information contained in this Agreement, the exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of any Law or breach of contract). Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. The Disclosure Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Disclosure Schedules relates; provided, however, that any information set forth in one Section of the Disclosure Schedules will be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face.
9.17    Sellers’ Representative; Dealings Among Sellers. By its execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Gemstone as its true and lawful agent and attorney-in-fact (the “Sellers’ Representative”), with full power of substitution to act in such Seller’s name, place and stead with respect to all Transactions and all terms and provisions of this Agreement, and to act on such Seller’s behalf in any Proceeding, and to do or refrain from doing all such further acts and things, and execute all such documents as Sellers’ Representative shall deem necessary or appropriate in connection with the Transactions. The appointment of Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer, its Affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Sellers’ Representative on behalf of Sellers in all matters referred to herein or contemplated hereby including any direction regarding the amount of any payment to any Seller. Buyer shall have no obligation of any nature whatsoever for determining any allocation of any payments among Sellers. Without limiting the generality of the foregoing, absent specific direction by Sellers’ Representative, Buyer shall be deemed to have fulfilled its obligations hereunder absolutely with respect to any amounts payable by it under or pursuant to this Agreement or the delivery of any instruments if Buyer shall pay any such amounts or deliver such instruments to Sellers’ Representative. All Notices delivered by Buyer (whether prior to or following the Closing) to Sellers’ Representative (whether pursuant hereto or otherwise) for the benefit of Sellers shall constitute valid and timely Notice to all of Sellers.
9.18    Mutual Drafting. This Agreement is the result of the joint efforts of Buyer and Sellers, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and there is to be no construction against any Party based on any presumption of that Party’s involvement in the drafting thereof.
9.19    Fiduciary Obligations. Nothing in this Agreement, or any document related to the Transactions contemplated hereby, without limiting in any way Buyer’s rights and remedies set forth in this Agreement, will require any Seller or any of their respective governing bodies, directors, officers or members, in each case, in their capacity as such, to take any action, or to refrain from taking any action, to the extent inconsistent with their fiduciary obligations.
9.20    Releases. Effective as of the Closing: (a) Sellers hereby release Buyer and its Affiliates and the equityholders, directors, managers, officers, employees, members, partners, limited partners, agents and representatives of Buyer and its Affiliates (collectively, the “Buyer Released Parties”) from any and all Liabilities, actions, rights of action, contracts, indebtedness, obligations, Claims, causes of action, suits, damages, demands, costs, expenses and attorneys’ fees whatsoever, of every kind and nature, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, in all circumstances arising prior to Closing, that any Seller or its respective Affiliates and all such Persons’ respective successors and assigns, have or may have against any of Buyer Released Parties; provided that the foregoing shall not release any rights under this Agreement or any other Transaction Document; and (b) Buyer hereby releases Sellers and their respective Affiliates, and the equityholders, directors, managers, officers, employees, members, partners, limited partners, agents and representatives of Sellers and their respective Affiliates (collectively, the “Sellers Released Parties”) from any and all Liabilities, actions, rights of action, contracts, indebtedness, obligations, Claims, causes of action, suits, damages, demands, costs, expenses and attorneys’ fees whatsoever, of every kind and nature, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, in all circumstances arising prior to Closing, that Buyer and its Affiliates and all of its and their respective successors and assigns, have or may have against any of Sellers Released Parties in relation to Gymboree Holding Corporation, a Delaware corporation, or any of its Subsidiaries (including Sellers), or the Transactions contemplated hereby; provided that the foregoing shall not release any rights under this Agreement or any other Transaction Document.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and Buyer as of the date first above written.
BUYER:
TCP BRANDS, LLC
By:

Name:	Bradley Cost

Title:	Senior Vice President and General Counsel

SELLERS:
GYMBOREE GROUP, INC.
By:
Name:
Title:
GYMBOREE RETAIL STORES, LLC
By:
Name:
Title:
GYM-CARD, LLC
By:
Name:
Title:
GYMBOREE MANUFACTURING, INC.
By:
Name:
Title:
GYMBOREE DISTRIBUTION, INC.
By:
Name:
Title:
GYMBOREE OPERATIONS, INC.
By:
Name:
Title:

GYMBOREE ISLAND, LLC
By:
Name:
Title:
GYM-MARK, INC.
By:
Name:
Title:
GYMBOREE WHOLESALE, INC.
By:
Name:
Title: